UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Check the appropriate box:

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☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material under § 240.14a-12.

ENERGEN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 27, 2013

To Our Shareholders:

It is our pleasure to extend to you a cordial invitation to attend the Annual Meeting of Shareholders of Energen Corporation. The Annual Meeting will be held at the principal office of the Company in Birmingham, Alabama on Wednesday, April 24, 2013, at 9:30 a.m., Central Daylight Time.

Details of the matters to be presented at this meeting are given in the Notice of the Annual Meeting and in the proxy statement that follow.

We hope that you will be able to attend this meeting so that we may have the opportunity of meeting with you and discussing the affairs of the Company. However, if you cannot attend, we would appreciate your submitting your proxy by telephone or by Internet, or by completing, signing and returning the enclosed proxy card as soon as convenient so that your stock may be voted.

We have enclosed a copy of the Company’s 2012 Annual Report.

Yours very truly,

Chairman of the Board

ENERGEN CORPORATION

Notice of Annual Meeting of Shareholders

To Be Held April 24, 2013

TIME	9:30 a.m., CDT, on Wednesday, April 24, 2013

PLACE	Energen Plaza 605 Richard Arrington Jr. Blvd. North Birmingham, Alabama 35203-2707 Directions to the Annual Meeting are available by calling Investor Relations at 1-800-654-3206.

ITEMS OF BUSINESS

(1) To elect three members of the Board of Directors for three-year terms.

The Board of Directors recommends a vote FOR each of the nominees.

(2) To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013.

The Board of Directors recommends a vote FOR ratification.

(3) To cast an advisory vote on the Company’s executive compensation (“Say-on-Pay” vote).

The Board of Directors recommends a vote FOR the compensation of the executives of the Company as disclosed in the proxy statement.

(4) To approve the qualification of the Company’s Annual Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code, as amended.

The Board of Directors recommends a vote FOR qualification of the material terms of the AICP for purposes of Section 162(m) of the Code.

(5) To approve a proposal to amend the Company’s Restated Certificate of Incorporation to provide for one-year rather than three-year staggered terms for the members of the Board of Directors.

The Board of Directors recommends a vote FOR the proposal to amend the Company’s Restated Certificate of Incorporation.

(6) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you were a shareholder of record of the Company on February 22, 2013.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by submitting your instructions by telephone or by Internet, or by completing, signing and returning the proxy card sent to you. See details under the question “How do I vote?” under “Questions and Answers About the Annual Meeting” below. You can revoke a proxy at any time prior to exercise at the Annual Meeting by following the instructions in the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD APRIL 24, 2013:

The Company’s proxy statement on Schedule 14A, form of proxy card and 2012 annual report on Form 10-K are available at: www.energen.com under the heading “Investor Relations” and subheading “SEC Filings.”

Birmingham, Alabama	J. David Woodruff
March 27, 2013	Secretary

YOUR VOTE IS IMPORTANT

You are urged to submit your proxy instructions by telephone or by Internet, or by dating, signing and promptly returning your proxy in the enclosed envelope.

PROXY STATEMENT

i

GRANTS OF PLAN-BASED AWARDS	32
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	32
OPTION EXERCISES AND STOCK VESTED IN 2012	34
PENSION BENEFITS IN 2012	35
NONQUALIFIED DEFERRED COMPENSATION TABLE IN 2012	36
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	36

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY” VOTE)	39

PROPOSAL	39
REQUIRED VOTE	39
RECOMMENDATION	39

PROPOSAL FOR QUALIFICATION OF ENERGEN’S ANNUAL INCENTIVE COMPENSATION PLAN FOR PURPOSES OF SECTION 162(m)	40

PROPOSAL	40
SUMMARY OF THE AICP	40
FEDERAL INCOME TAX TREATMENT	43
AWARDS TO CERTAIN INDIVIDUALS AND GROUPS	43
2013 PLAN BENEFITS	44
SECTION 162(M) OF THE CODE	44
REQUIRED VOTE	44
RECOMMENDATION	44

PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR ONE-YEAR TERMS RATHER THAN STAGGERED THREE-YEAR TERMS FOR THE MEMBERS OF OUR BOARD OF DIRECTORS	45

BACKGROUND OF PROPOSAL	45
SUMMARY OF PROPOSAL	45
TEXT OF AMENDMENTS	46
REQUIRED VOTE	46
RECOMMENDATION	46

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	47

SHAREHOLDER PROPOSALS	47

COSTS OF PROXY SOLICITATION	47

PEER GROUP DATA BASE	A-1

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	B-1

ENERGEN CORPORATION ANNUAL INCENTIVE COMPENSATION PLAN	C-1

PROPOSED AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION	D-1

ii

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

OF ENERGEN CORPORATION

April 24, 2013

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive this proxy statement?

We are providing this proxy statement in connection with the solicitation by the Board of Directors of Energen Corporation, an Alabama corporation (the “Company,” “we,” or “us”), of proxies for use at the 2013 Annual Meeting of Shareholders of the Company and at any adjournment thereof (the “Annual Meeting”).

You are invited to attend our Annual Meeting on April 24, 2013, beginning at 9:30 a.m., CDT. The Annual Meeting will be held at our principal office, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707. You may call Investor Relations at 1-800-654-3206 for additional directions to the Annual Meeting location.

This notice of Annual Meeting, proxy statement and form of proxy are being mailed on or about March 27, 2013.

What items will be voted on at the Annual Meeting?

Shareholders will vote on five items at the Annual Meeting:

•	the election of three members of the Board of Directors for three-year terms;

•	ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013;

•	an advisory vote on the Company’s executive compensation;

•	the qualification of the Company’s Annual Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code, as amended; and

•

a proposal to amend the Company’s Restated Certificate of Incorporation to provide for one-year terms for our directors (our directors are currently divided into three classes serving staggered three-year terms).

At the date this proxy statement went to press, we did not know of any other matters to be raised at the Annual Meeting.

What are the Board of Director’s voting recommendations?

The Board of Directors recommends that you vote your shares:

•	“FOR” election of each of the nominees to the Board of Directors;

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013;

•	“FOR” the proposal regarding an advisory vote on executive compensation;

•	“FOR” qualification of the Company’s Annual Incentive Compensation Plan; and

•	“FOR” the proposal to amend the Company’s Restated Certificate of Incorporation.

Who is entitled to vote at the Annual Meeting?

Holders of Company common stock of record at the close of business on February 22, 2013 are entitled to receive this notice of Annual Meeting and proxy statement and to vote their shares at the Annual Meeting. As of that date, a total of [                ] shares of common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered in your name with the Company’s transfer agent, Computershare Shareowner Services LLC (successor to BNY Mellon Shareowner Services), you are the “shareholder of record” of those shares. This notice of Annual Meeting, proxy statement and form of proxy have been provided directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. This notice of Annual Meeting, proxy statement and form of proxy have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instructions included on the form of proxy or by following their instructions for voting by telephone or on the Internet.

If you hold your shares as a participant in the Energen Corporation Employee Savings Plan, the proxy that you submit will provide your voting instructions to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your voting instructions must be received before the close of business on April 19, 2013.

How do I vote?

Your vote is important. You can save us the expense of a second mailing by voting promptly. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Please submit your instructions by telephone or by Internet, or by completing, signing, dating and returning your proxy in the postage-paid envelope provided. The proxy holders will vote shares represented by valid proxies received by telephone, by Internet or by mail in accordance with the instructions appearing on such proxies.

If you hold your shares as a participant in the Energen Corporation Employee Savings Plan, you may submit your instructions to the plan trustee by telephone or by Internet, or by completing, signing, dating and returning your proxy in the postage-paid envelope provided. However, if you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the plan trustee receives voting instructions from other plan participants. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your voting instructions must be received before the close of business on April 19, 2013.

How do I vote in person at the Annual Meeting?

Submitting your proxy by telephone, by Internet or by mail will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person, with the exception of any shares you hold as a participant in the Energen Corporation Employee Savings Plan. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. If you are a participant in the Energen Corporation Employee Savings Plan, you cannot vote your savings plan shares in person at the meeting.

What can I do if I change my mind after I vote?

You can revoke your proxy at any time before it is exercised by:

•	written notice to the Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

If you hold shares in the Energen Corporation Employee Savings Plan, you can change your voting instructions for those shares by voting again by telephone or by Internet or by returning a later dated proxy card. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, if you hold shares in the Energen Corporation Employee Savings Plan, your voting instructions (or any change to such instructions) must be received before the close of business on April 19, 2013.

What is a quorum for the Annual Meeting?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Proxies relating to shares held by beneficial owners that are voted by brokers on some matters will be treated as shares present for determining the presence of a quorum, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld from the broker (i.e. broker non-votes).

What is a broker non-vote?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares in order to avoid broker non-votes on matters that are considered non-routine. Brokers are permitted to vote shares on routine matters even if the broker has not received voting instructions from the beneficial owner if the broker has complied with rules concerning the delivery of proxy materials.

Which proposals are considered “routine” or “non-routine”?

Under New York Stock Exchange (“NYSE”) rules, if you are a beneficial owner and your broker holds your shares in its name, your broker is permitted to vote your shares on “routine” matters even if the broker does not receive voting instructions from you if the broker has complied with rules concerning the delivery of proxy materials to beneficial owners. We believe the following items of business will NOT be considered “routine” matters under NYSE rules and therefore your broker will not be able to vote your shares with respect to these items unless the broker receives appropriate instructions from you: Election of Directors; Say-On-Pay Vote; Qualification of AICP; and Amendment of the Company’s Restated Certificate of Incorporation.

What is the voting requirement to approve each of the proposals?

Each of the nominees for Director must receive the affirmative vote of a majority of the votes cast by shareholders represented at the Annual Meeting as part of the quorum. Only votes “for” or “withhold authority” affect the outcome. Abstentions and broker “non-votes” are not counted for purposes of the election of Directors.

The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter is required to (i) ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm, (ii) provide advisory approval of the executive compensation of our named executive officers, and (iii) approve the qualification of the AICP for purposes of Section 162(m) of the Code. Abstentions and broker non-votes are not counted for purposes of the vote on these matters.

The Company’s Restated Certificate of Incorporation requires the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of common stock in order to approve the amendment to the Company’s Related Certificate of Incorporation to require the election of all directors annually. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to amend the Restated Certificate of Incorporation.

Will the Annual Meeting be webcast?

Yes, our Annual Meeting will be webcast on April 24, 2013. You are invited to visit www.energen.com at 9:30 a.m., CDT on April 24, 2013 to access the webcast of the Annual Meeting.

Can I access the notice of Annual Meeting, Proxy Statement and the 2012 Annual Report on Form 10-K on the Internet?

This proxy statement, the form of proxy card and the 2012 Annual Report on Form 10-K are available on our website www.energen.com under the heading “Investor Relations” and subheading “SEC Filings.” Securities and Exchange Commission (“SEC”) rules permit the Company to provide shareholders with proxy materials electronically instead of in paper form, even if they have not made an election to receive the material electronically. If we decide to take advantage of this electronic delivery alternative in the future, shareholders will receive a Notice of Internet Availability of Proxy Materials with instructions on how to access the material on the Internet.

ELECTION OF DIRECTORS

Our Board of Directors (or, the “Board”) has nominated three Directors for re-election. The Board is divided into three classes serving staggered three-year terms. The terms of five of the present Directors expire at this Annual Meeting: Stephen D. Ban, Julian W. Banton, T. Michael Goodrich, Jay Grinney, and Frances Powell Hawes. Messrs. Goodrich and Grinney and Ms. Powell Hawes have been nominated for re-election as Directors for terms expiring in 2016. Messrs. Ban and Banton are retiring from our Board of Directors.

Our Board of Directors recommends that T. Michael Goodrich, Jay Grinney, and Frances Powell Hawes be elected to serve in the class with terms expiring in 2016. Each nominee has agreed to be named in this proxy statement and to serve if elected. We expect each nominee for election as a Director to be able to serve if elected. Biographical data on these nominees and the other members of the Board of Directors is presented below under the caption “Governance of the Company.”

Unless you otherwise direct on the proxy form, the proxy holders intend to vote your shares in favor of the above listed nominees. To be elected, a nominee must receive a majority of the votes cast at the Annual Meeting in person or by proxy. If one or more of the nominees becomes unavailable for election or service as a Director, the proxy holders may vote your shares for one or more substitutes designated by the Board of Directors.

GOVERNANCE OF THE COMPANY

The members of our Board of Directors, including the three nominees for re-election, are identified below.

NOMINEES FOR ELECTION OF DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2016

Name and Year First Became Director	Principal Occupation and Other Information

T. MICHAEL GOODRICH Director since 2000

Mr. Goodrich, 67, retired in 2008 as Chairman of the Board and Chief Executive Officer of BE&K, Inc., a $2 billion per year international engineering and construction firm headquartered in Birmingham, Alabama. Upon retirement, Mr. Goodrich founded an investment and consulting company, Goodrich Management Co., Inc. He joined BE&K in 1972 as Assistant Secretary and General Counsel, was named President in 1989 and was named Chairman and Chief Executive Officer in 1995. Mr. Goodrich is active in a number of industry and civic organizations including the National Academy of Construction. In addition to Energen, Mr. Goodrich serves as a director of one other publicly traded company – Synovus Financial Corp. He is also a director of First Commercial Bank. Mr. Goodrich is a graduate of Tulane University (civil engineering) and the University of Alabama School of Law (J.D.).

JAY GRINNEY Director since 2012	Mr. Grinney, 62, is President, Chief Executive Officer and a director of HealthSouth Corporation, the country’s largest owner and operator of inpatient rehabilitation hospitals. He was named to these positions in May 2004. Prior to joining HealthSouth, Mr. Grinney served in a number of senior management positions with HCA, Inc., or its predecessor companies, in particular, serving as president of HCA’s Eastern Group from May 1996 to May 2004, president of the Greater Houston Division from October 1993 to April 1996 and as chief operating officer of the Houston region from November 1992 to September 1993. Before joining HCA, Mr. Grinney held several executive positions during a nine-year career at the Methodist Hospital System in Houston, TX. Mr. Grinney has served in a number of community and civic leadership roles and presently serves on the boards of directors of the Public Affairs Research Council of Alabama, the Birmingham Civil Rights Institute and the Birmingham Business Alliance. He is a graduate of St. Olaf College (B.A. psychology), Washington University School of Medicine (M.H.A.), and Washington University Graduate School of Management (M.B.A.).

FRANCES POWELL HAWES Director since January 1, 2013	Ms. Frances Powell Hawes, 58, is Chief Financial Officer of New Process Steel, L.P., a flat rolled steel distribution, processing, and manufacturing company with operations in the United States and Mexico. She has held this position since September, 2012. She is a CPA and has an extensive background in finance with both publicly traded and private companies. Ms. Powell Hawes served as Senior Vice President and Chief Financial Officer of American Electric Technologies, Inc. (NASDAQ) from 2011 to 2012, as Interim Chief Financial Officer of Sterling Chemicals, Inc. from 2009 to 2010; as Executive Vice President and Treasurer of NCI Building Systems, Inc. (NYSE) from 2005 to 2008; as a financial advisor to London Merchant Securities LPC, a real estate and investment company, from 2003 to 2005; and as Chief Financial Officer and Treasurer of Grant Prideco, Inc. (NYSE), a manufacturer of engineered tubular products for the energy industry, from 2000 to 2001. She is a graduate of the University of Houston (B.B.A.).

RETIRING DIRECTORS WHOSE TERMS EXPIRE IN 2013

Name and Year First Became Director	Principal Occupation and Other Information

STEPHEN D. BAN Director since 1992	Dr. Ban, 72, retired in 2010 as the Director of the Technology Transfer Division of the Argonne National Laboratory, a Department of Energy center of science and engineering research providing solutions to energy, environmental and energy security problems. He had held this position since March 2002. He previously served as President and Chief Executive Officer of Gas Research Institute (GRI), a nonprofit cooperative research organization of the natural gas industry, headquartered in Chicago, where he had overall responsibility for GRI’s multifaceted research and development program in gas technology development, including research and development related to gas supply and end-use technologies. Dr. Ban serves as a director of UGI Corporation, a publicly traded Pennsylvania gas and electric utility and national marketer of liquid propane. He is also a director of Amerigas, Inc., which is a wholly owned subsidiary of UGI Corporation and the general partner of Amerigas Partners L.P., a publicly traded limited partnership. Dr. Ban serves as a peer reviewer on the U.S. Department of Energy’s Industrial Technology Review Panel. He is a graduate of Rose-Hulman Institute of Technology (B.S. M.E.) and Case Western University (Ph.D. engineering science).

JULIAN W. BANTON Director since 1997	Mr. Banton, 72, retired in 2003 as President and a director of SouthTrust Corporation and as Chairman of the Board and Chief Executive Officer of SouthTrust Bank. He joined SouthTrust in 1982, was named President in 1985 and in 1988 was named Chairman of the Board and Chief Executive Officer. Prior to joining SouthTrust, Mr. Banton was in charge of Corporate and International Banking for Signet Bank in Richmond, Virginia. Mr. Banton is also a past director of the Birmingham Branch of the Federal Reserve Bank of Atlanta. He is a graduate of Virginia Commonwealth University (B.S.) and the University of Richmond (M.B.A.).

DIRECTORS WHOSE TERMS EXPIRE IN 2014

Name and Year First Became Director	Principal Occupation and Other Information

KENNETH W. DEWEY Director since 2007	Mr. Dewey, 59, is a co-founder and board member of Caymus Capital Partners, a market-neutral energy equity fund manager. He also serves as a director of Impact Guidance Systems, Inc., a developer of downhole tools used by the oil and gas industry. Mr. Dewey was a co-founder of Randall & Dewey, a full-service transaction advisory firm specializing in oil and gas mergers, acquisitions and divestments. Randall & Dewey provided marketing, transaction, evaluation and research services for clients ranging from small, privately held firms to integrated energy companies and major oil companies. Mr. Dewey served as Randall & Dewey’s Chief Financial Officer from 1989 until his 2006 retirement following the firm’s 2005 acquisition by Jefferies & Company. From 1978 to 1989, Mr. Dewey held a variety of positions with Amoco Corporation and its subsidiaries. Mr. Dewey is a graduate of Stanford University (A.B. economics) and Wharton School, University of Pennsylvania (M.B.A.).

JAMES T. MCMANUS, II Director since 2006	Mr. McManus, 54, is Chairman of the Board, President and Chief Executive Officer of the Company. He has been employed by Energen Corporation and its subsidiaries in various capacities since 1986. He was elected Executive Vice President and Chief Operating Officer of Energen Resources Corporation in October 1995 and President of Energen Resources in April 1997. He was elected President and Chief Operating Officer of the Company effective January 1, 2006, Chief Executive Officer effective July 1, 2007, and Chairman of the Board effective January 1, 2008. Prior to joining the Company, Mr. McManus worked for PricewaterhouseCoopers. A certified public accountant, he is a graduate of the University of Alabama (B.S. accounting).

DAVID W. WILSON Director since 2004	Mr. Wilson, 69, is an independent energy consultant currently providing business advisory services and oversight with respect to exploration and production operations and natural gas marketing. From 1993 until his retirement in 2000, he led PricewaterhouseCooper’s Energy Strategic Advisory Services Group that provided a wide range of services including asset and company valuations, strategy development and reviews, investment management and energy trading and risk management. From 1985 through 1988 he was President of Gas Acquisition Services, a gas management consulting firm; from 1977 through 1985 he served as Vice President, Exploration and Corporate Development of Consolidated Oil and Gas; and from 1975 through 1977 he served as Manager, Diversification Programs for Williams Exploration. Prior to 1977 he held various positions in the oil and gas exploration and production industry. Mr. Wilson serves as a director of one other publicly traded company, Double Eagle Petroleum Co. Mr. Wilson is a graduate of Tulsa University (B.S. engineering mathematics).

DIRECTORS WHOSE TERMS EXPIRE IN 2015

Name and Year First Became Director	Principal Occupation and Other Information

JUDY M. MERRITT Director since 1993	Dr. Merritt, 69, is President of Jefferson State Community College located in Birmingham, Alabama. Dr. Merritt was named President in 1979 and, with the exception of a four-year assignment at Florida International University in Miami, Florida from 1975 to 1979, has been associated with Jefferson State and its predecessor since 1965. Dr. Merritt has served in a number of community and civic leadership roles including Chairman of the Birmingham Chamber of Commerce and Executive Committee of the Public Affairs Research Council of Alabama. She is a graduate of the University of Alabama (B.S. secondary education, M.A. counseling and guidance and Ph.D. educational administration).

STEPHEN A. SNIDER Director since 2000	Mr. Snider, 65, retired in 2009 as Chief Executive Officer and director of Exterran Holdings, Inc., a global natural gas compression services company, and also retired as Chief Executive Officer and director for the general partner of Exterran Partners, LP., a domestic natural gas contract compression services business. Mr. Snider has over 30 years of experience in senior management of operating companies. He serves as a director of two other publicly traded companies – Dresser-Rand Group, Inc. and Thermon Group Holdings, Inc. He has within the past five years served as a director of Seahawk Drilling Incorporated. Mr. Snider is a graduate of the University of Detroit (B.S. civil engineering) and the University of Colorado at Denver (M.B.A.).

GARY C. YOUNGBLOOD Director since 2003	Mr. Youngblood, 69, retired in 2003 as President and Chief Operating Officer of Alabama Gas Corporation, a subsidiary of the Company. Mr. Youngblood was employed by Alabama Gas Corporation in various capacities for 34 years. He was elected its Executive Vice President in 1993, its Chief Operating Officer in 1995, and its President in 1997. Mr. Youngblood has served in a number of industry and civic leadership roles including Chairman of the Birmingham Chamber of Commerce, member of the Board of Directors of the Public Affairs Research Council of Alabama, President of the Alabama Natural Gas Association, President of the Southeast Gas Association, and member of the Leadership Council of the American Gas Association. He is a graduate of the University of Montevallo (B.S. business administration).

Each of our Directors also serves as a Director of Alabama Gas Corporation (“Alagasco”) and Energen Resources Corporation (“Energen Resources”), our principal subsidiaries.

Our Governance and Nominations Committee considers the qualifications and backgrounds of each of our Directors when nominated for service on our Board of Directors, and believes that each Director named above possesses skills and qualifications which enhance the quality of the Board as a whole. With respect to the three nominees, we note that:

As the current Chief Executive Officer of publicly traded HealthSouth Corporation, Mr. Grinney provides our Board with the executive, governance and business analysis perspectives of a sitting chief executive officer as well as knowledge of the healthcare industry, which is of growing importance to the Company as an energy provider to healthcare service providers and as a purchaser of employee healthcare.

Through his experience as chief executive officer of an international engineering and construction firm and his service on the board and committees of another publicly traded company, Mr. Goodrich brings to our Board leadership, project management and risk assessment skills and public company perspectives.

The Board’s financial accounting, internal control and financing expertise is strengthened by the addition of Ms. Powell Hawes, a certified public accountant with many years of experience as a chief financial officer to both publicly traded and private companies.

Our nominees’ respective business backgrounds are discussed above in more detail.

Director Attendance

During 2012, the Board of Directors of the Company met seven (7) times. All of the Directors of the Company attended at least 75% of the aggregate meetings of the Board of Directors and the meetings of committees of the Board during the time periods such Directors were serving as members of such committees. We encourage and expect our Board members to attend our Annual Meeting absent extenuating circumstances, but we do not have a formal policy requiring attendance. All of our Board members attended our Annual Meeting held in 2012.

Committees of the Board of Directors

Our Board of Directors has standing Governance and Nominations, Audit, Officers Review, and Finance Committees. The current members of these Committees are as follows:

•	Governance and Nominations Committee – Stephen A. Snider (Chair), Stephen D. Ban, T. Michael Goodrich and Judy M. Merritt

•	Audit Committee – David W. Wilson (Chair), Julian W. Banton, Jay Grinney and Judy M. Merritt

•	Officers Review Committee – Julian W. Banton (Chair), Kenneth W. Dewey, T. Michael Goodrich and Stephen A. Snider

•	Finance Committee – Stephen D. Ban (Chair), Kenneth W. Dewey, David W. Wilson and Gary C. Youngblood

Effective April 1, 2013, the following changes will occur with respect to the Committees: Ms. Powell Hawes will join the Audit Committee and the Finance Committee; Mr. Goodrich will become Chair of the Governance and Nominations Committee; Mr. Youngblood will join the Governance and Nominations Committee; Mr. Snider will become Chair of the Officers Review Committee; Mr. Grinney will join the Officers Review Committee; Mr. Dewey will become Chair of the Finance Committee; and Messrs. Ban and Banton will retire from their Board Committee positions in preparation for their retirement from the Board of Directors at the Annual Meeting.

Governance and Nominations Committee. The Governance and Nominations Committee reviews and advises the Board of Directors on general governance and structure issues; leads the Board’s director succession planning; considers future Board members and recommends nominations to the Board; and reviews and makes recommendations to the Board regarding non-employee Director compensation. The charter of the Governance and Nominations Committee describes the duties and functions of the Governance and Nominations Committee in detail. The charter and the Company’s Corporate Governance Guidelines are available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). During 2012, the Governance and Nominations Committee held four (4) meetings. The Board of Directors has determined that each member of the Governance and Nominations Committee is “independent” as defined by the listing standards of the NYSE.

Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of our financial statements, our legal and regulatory compliance and the performance of our internal and independent auditors. As part of its responsibilities, the Audit Committee is solely responsible for the appointment, compensation, retention, discharge and replacement of our independent auditors. The charter of the Audit Committee describes the duties and functions of the Audit Committee in detail, and is available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). During 2012, the Audit Committee held five (5) meetings. The Audit Committee Report is presented on page 16 of this proxy statement under the caption “2012 Audit Committee Report.”

The Board of Directors has determined that each member of the Audit Committee is “independent” within the meaning of applicable SEC regulations and NYSE listing standards and each member meets the financial literacy and accounting or financial management requirements of the NYSE listing standards. The Board has also determined that Mr. Wilson is an audit committee financial expert under the rules and regulations of the SEC.

Officers Review Committee. Our Officers Review Committee (“ORC”) considers and makes recommendations to the Board of Directors with respect to executive succession and compensation paid to officers of the Company and its subsidiaries. The ORC also administers the Company’s executive compensation plans. The charter of the ORC describes the duties and functions of the ORC in detail, and is available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). During 2012, the ORC held four (4) meetings. The Report of the ORC is presented on page 29 of the proxy statement under the caption “Compensation Committee Report.” The Board of Directors has determined that each member of the ORC is “independent” as defined by the listing standards of the NYSE.

The ORC is responsible for overseeing and administering the Company’s executive compensation program. The ORC establishes the salaries and other compensation of the executive officers of the Company, including the Chairman and CEO, the CFO, and other executive officers named in the Summary Compensation Table. In setting salaries and granting other forms of compensation, the ORC receives and considers information and recommendations from the CEO and the Vice President of Human Resources. The ORC also reviews and considers reports and analysis provided by its executive compensation consultant, Pay Governance, LLC (“Pay Governance”). Pay Governance is engaged by the Company at the direction of the ORC. In January 2013, the ORC conducted an assessment of the independence of Pay Governance utilizing the factors identified in Rule 10C-1 promulgated under the Securities Exchange Act of 1934, as amended. Pay Governance did not identify any conflicts to be considered by the ORC as part of its independence analysis. Management meets with Pay Governance representatives and participates in most meetings between Pay Governance and the ORC. Pay Governance provides assessments of the competitiveness of the Company’s executive compensation levels and practices relative to relevant executive labor markets and other assignments as requested by the ORC. For a more detailed description of the ORC’s authority and interaction with management and Pay Governance, see “Compensation Discussion & Analysis” beginning on page 19 of this proxy statement.

Finance Committee. Our Finance Committee reviews and makes recommendations to the Board of Directors with respect to significant financing and acquisition activities. The Finance Committee charter describes the duties of the Finance Committee in detail, and is available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). The Finance Committee held three (3) meetings during 2012.

Availability of Corporate Governance Documents. Shareholders may obtain copies of our Committee charters, Business Conduct Guidelines and Corporate Governance Guidelines from us without charge by requesting such documents in writing or by telephone at the following address or telephone number:

J. David Woodruff

Energen Corporation

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203-2707

Phone: (205) 326-2700

Each of these documents is also available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com).

Independence Determinations

Our Board of Directors has adopted independence standards consistent with the listing standards adopted by the NYSE. A Director will be considered “independent” and found to have no material relationship with the Company if:

(1)	During the prior three years:

•	The Director has not been an employee of the Company or any of its subsidiaries;

•	No immediate family member of the Director has been an executive officer of the Company;

•

Neither the Director nor an immediate family member of the Director has received more than $120,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on future service);

•

Neither the Director nor an immediate family member of the Director has been employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; and

•

The Director has not been an executive officer or employee, and no immediate family member of the Director has been an executive officer, of a company that made payments to or received payments from the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues;

and

(2)	•	The Director is not a current partner or employee of a firm that is the Company’s internal or external auditor;

•	The Director does not have an immediate family member who is a current partner of such a firm;

•	The Director does not have an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; and

•	Neither the Director nor an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

In January 2013, the Board reviewed the independence of its members. Based on this review and the independence standards set forth above, the Board of Directors determined that none of the Director nominees and none of the current Directors, with the exception of Mr. McManus, have a material relationship with the Company other than in their capacities as members of the Board of Directors. Mr. McManus is not considered an independent Director due to his employment as Chief Executive Officer of the Company.

In evaluating the independence of the Directors, the Board considered the following relationships and found them to not be material to an assessment of Director independence:

Alabama Gas Corporation provides natural gas utility and related services to several Directors, including businesses for which Company Directors, or the spouses of Company Directors, serve as executive officers. These customers participate in the various gas service, transportation and marketing incentive programs available to their respective customer classes.

Although the Company does not have specific policies and procedures for the review, approval or ratification of Company transactions in which any Director, executive officer or other related person will have a direct or indirect material interest, the Company does have conflict of interest disclosure requirements in its Business Conduct Guidelines and its Corporate Governance Guidelines. The Business Conduct Guidelines require each officer, employee and Director to notify the Company if he/she or a close family member has a financial interest in a transaction involving the Company. The Corporate Governance Guidelines further provide that Directors are expected to disclose to the Board any potential conflicts of interest that they may have with respect to any matters under discussion and refrain from voting on such matters, if appropriate.

We rely on our Directors and executive officers to make advance disclosure to the Board of Directors of transactions with the Company in which a Director or an executive officer will have a direct or indirect interest. Our Board of Directors would then evaluate and determine whether to approve any such proposed transaction. Failure to disclose such a transaction to our Board of Directors in advance and to seek approval from our Board prior to engaging in such a transaction would constitute a violation of our Company’s Business Conduct Guidelines. Our Directors and executive officers also complete an annual questionnaire that identifies or confirms the absence of any direct or indirect participation in any transaction with the Company.

Board Leadership Structure and Role in Risk Oversight

The Chairman of the Company’s Board of Directors is Mr. McManus, who also serves as the Company’s Chief Executive Officer. This combined Chairman-CEO leadership role has been used by the Company for many years except during brief succession transition periods. The Company has also always had a majority independent Board membership. Currently, Mr. McManus is the only non-independent member of the Board. Under our Corporate Governance Guidelines, our Board designates a presiding Director for purposes of convening and chairing meetings of our non-management Directors. The role of presiding Director is currently filled by Mr. Banton, who will retire from the Board at the Annual Meeting. The Board has elected Mr. Goodrich to serve as presiding director effective April 1, 2013. Based on many years of experience, the Board believes that this structure serves the Company well in providing effective and efficient leadership with active independent oversight.

The Board exercises its risk oversight role through Board and Committee meetings. As noted above, a majority of the Board members and all Committee members are independent. Risk oversight matters are discussed and reviewed in various ways: normal agenda items; presentations in response to Director requests; presentations initiated by management; and issues raised and discussed during the course of a meeting. The Board has developed a matrix identifying key risks and specifying full Board or specific Committee oversight responsibility. The Governance and Nominations Committee is charged with coordinating periodic review, update and assessment of the matrix.

Compensation Committee Interlocks and Insider Participation

None of the Directors serving on the ORC has served as an officer or employee of the Company or had a relationship (other than a utility customer relationship) with the Company that required consideration by our Board of Directors in connection with their review of Director independence.

Selection of Board Nominees

Our Governance and Nominations Committee identifies and evaluates Board candidates using one or more informal processes deemed appropriate for the circumstances. A determination of whether to pursue discussions with a particular individual is made after discussion by the Committee and may be preceded by formal or informal discussions involving one or all of the other Board members. Information considered by the Committee may include information provided by the candidate and one or more Committee or Board members. The Committee will also consider potential committee service by Board candidates at the time such candidates are evaluated for membership on the Board and, if the Board has vacancies on a particular committee or foresees such a vacancy, the Committee may be more likely to consider Board candidates with credentials and experience suitable for service on such committee. Board candidates are expected to possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They are also expected to have an inquisitive and objective perspective, practical wisdom, and good judgment. In addition to these fundamental characteristics, the Committee seeks to assemble and maintain a Board membership with a diverse portfolio of expertise, education, and experience conducive to generating multiple perspectives on the business, community, and strategic issues and opportunities encountered or anticipated by the Company and its operating subsidiaries. During 2012, Mr. Snider, Chair of our Governance and Nominations Committee, recommended to the Governance and Nominations Committee that it consider Frances Powell Hawes as a potential Board candidate. Members of the Committee and the Chairman of our Board met with Ms. Powell Hawes and discussed her qualifications with the full Board before recommending her election to the Board. The Board acted on that recommendation and elected Ms. Powell Hawes to the Board effective January 1, 2013. She is standing for election by the shareholders at the April 24, 2013 Annual Meeting.

Once appropriate candidates have been identified, the Committee recommends nominations to our Board and to the boards of our subsidiaries. Our Governance and Nominations Committee has not adopted a policy or procedure for the consideration of Director candidates recommended by shareholders. Our Board does not recall an instance in which a shareholder (other than a shareholder serving as an officer or Director) has recommended a Director candidate; however, as stated in prior years, the Governance and Nominations Committee will consider timely shareholder recommendations. For this Annual Meeting, the Governance and Nominations Committee did not receive any Director candidate recommendations from shareholders holding at least 5% of our common stock.

Communication with the Board of Directors

Based on past experience, we expect to receive and respond to shareholder communications in a variety of ways. Our Board does not want to limit this flexibility and has not implemented a defined process for shareholders to send communications to the Board. Any shareholder or other interested person wishing to communicate with a member of the Board may send correspondence to his or her attention at Energen Corporation, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707. The names, titles and committee assignments of our officers and Directors, together with our mailing address and telephone number, can be found on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). Also under that subheading, page 16 of our Business Conduct Guidelines details the procedure adopted by our Audit Committee for the handling of inquiries and correspondence relating to errors, deficiencies and misrepresentations in accounting, internal control, and audit related matters. Such inquiries and correspondence are forwarded by our General Counsel to the Chairman of our Audit Committee.

Directors’ Compensation

2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(d)	(e)	(f)	(g)(2)	(h)
Ban	75,000	74,268	—	—	—	3,291	152,559
Banton	88,000	74,268	—	—	—	2,767	165,035
Dewey	72,750	74,268	—	—	—	4,055	151,073
Goodrich	73,500	74,268	—	—	—	—	147,768
Grinney(3)	68,250	—	—	—	—	3,494	71,744
Powell Hawes(4)	—	—	—	—	—	—	—
Merritt	78,000	74,268	—	—	—	—	152,268
Snider	76,500	74,268	—	—	—	1,847	152,615
Wilson	88,500	74,268	—	—	—	1,141	163,909
Youngblood	66,000	74,268	—	—	—	2,884	143,152

(1)	The Stock Awards in column (c) reflect the January 2012 grant of 1,390 unrestricted shares under the Company’s Directors Stock Plan with a grant date value of $53.43 per share. There were no stock awards outstanding at year-end.

(2)	Column (g) reflects income tax reimbursements related to Company paid spousal travel expenses. The aggregate amount of perquisites and other personal benefits, or property, including Company paid spousal travel expenses was less than $10,000 for each Director.
(3)	Mr. Grinney joined the Board of Directors effective January 1, 2012.
(4)	Ms. Powell Hawes joined the Board of Directors effective January 1, 2013.

The Governance and Nominations Committee charter provides that:

At such times as it determines appropriate or as requested by the Board, the Committee will review and make recommendations with respect to Director compensation. Such compensation is intended to be sufficient to attract and retain qualified candidates and may include a combination of cash and stock based compensation.

Management discusses Director compensation with the Governance and Nominations Committee and makes recommendations on Director compensation that the Governance and Nominations Committee considers as part of its process in reviewing Director compensation. The Director monthly cash retainer fees and meeting fees paid in 2012 were approved by the Board in December 2007 and have not increased since that time. The 2012 share awards were issued pursuant to the Amended and Restated Directors Stock Plan. The Governance and Nominations Committee targeted a grant of shares that would equal approximately $72,000 in value to each non-employee Director based on share prices during the first ten trading days of January 2012.

Monthly Cash Retainer Fees and Meeting Fees. During 2012, non-employee Directors were paid a retainer of $51,000 per year. Non-employee Directors also received a fee of $1,500 for each Board meeting attended, and $1,500 for each committee meeting attended. The Governance and Nominations and Finance Committee Chairs received a retainer supplement of $3,000 per year, while the Chair of the Audit Committee received a supplement of $15,000 per year, and the Chair of the ORC received a supplement of $10,000 per year. Members of the Audit Committee other than the Chair received a retainer supplement of $3,000 per year. Our Presiding Director received a retainer supplement of $3,000 per year. No Director who is an employee of the Company is compensated for service as a member of the Board of Directors or any committee of the Board of Directors.

Share Awards and Deferred Compensation. Our Board has authority to make compensatory grants of stock, restricted stock and stock options to non-employee Directors pursuant to the Amended and Restated Directors Stock Plan at such times and in such amounts as the Board may determine. Awards under the Amended and Restated Directors Stock Plan are in addition to the payment of monthly cash retainers and meeting fees. The plan also allows each non-employee Director to elect to have any part or all of the cash fees payable for services as a Director of the Company and its subsidiaries paid in shares of common stock.

The Governance and Nominations Committee administers the Amended and Restated Directors Stock Plan. Although the plan has no fixed duration, the Board of Directors or our shareholders may terminate the plan. Our Board of Directors also may amend the plan from time to time, but any amendment that materially increases the benefits accruing to participants, increases the number of shares of common stock that may be issued or materially modifies eligibility requirements would require the approval of our shareholders.

Under the Company’s 1997 Deferred Compensation Plan, members of the Board of Directors may elect to defer part or all of their Director compensation. The 1997 Deferred Compensation Plan is discussed below in greater detail under the caption “Compensation Discussion and Analysis-1997 Deferred Compensation Plan.”

Stock Ownership Guideline. The stock ownership expectation of non-employee Directors is 5,000 shares including share equivalents under the 1997 Deferred Compensation Plan. New Directors are expected to reach this ownership target within five years of joining the Board of Directors.

Other. Directors have family coverage under the Company’s membership in a medical emergency travel assistance program. The Company also reimburses Directors for travel, lodging, and related expenses incurred in attending Board and Committee meetings. These reimbursements include the expenses incurred by the Directors’ spouses in accompanying the Directors at the invitation of the Company, along with taxes related to such payments.

Code of Ethics

The Company has a code of ethics, titled Business Conduct Guidelines, which is applicable to all of the Company’s employees, including the principal executive officer, the principal financial officer and the principal accounting officer. The Business Conduct Guidelines are also applicable to all of the Directors of the Company. The Business Conduct Guidelines are available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). We intend to post amendments to or waivers from the Business Conduct Guidelines that are applicable to the Company’s Directors, principal executive officer, principal financial officer and principal accounting officer at this location on our website.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has selected the accounting firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of the Company with respect to its operations for the year 2013. While shareholder ratification of the appointment is not required, the Audit Committee has determined to seek input from the shareholders as part of the selection process. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm for a number of years. If the appointment of PricewaterhouseCoopers LLP is not ratified by the shareholders, the matter of the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee.

The firm of PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2012, and the Audit Committee plans to continue the services of this firm for the fiscal year ending December 31, 2013. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fee Disclosure

The following table presents fees billed or expected to be billed for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2012 and December 31, 2011, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2012	2011
(1) Audit fees	$1,676,000	$1,522,000
(2) Audit-related fees(a)	$67,000	$137,000
(3) Tax fees(b)	$83,000	$70,000
(4) All other fees	$-0-	$-0-

(a)	Includes fees for audits of certain of the Company’s employee benefit plans and review of the application of accounting standards.
(b)	Includes fees incurred in connection with the Company’s tax returns and review of certain tax matters.

Our Audit Committee approved, directly or through our pre-approval process, one hundred percent (100%) of the services provided by PricewaterhouseCoopers LLP during 2012, and concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

In April 2012, our Audit Committee pre-approved the engagement through June 30, 2013 of the independent auditors with respect to the following services: (i) services necessary to perform the audit or review of the Company’s financial statements; (ii) audit-related services such as employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and internal control reviews; and (iii) tax services including preparation and/or review of, and consultation and advice with respect to, tax returns and reports; claims for tax refund; tax planning services; tax implications of changes in accounting methods and applications for approval of such changes; tax basis studies; tax implications of mergers and acquisitions; tax issues relating to payroll; tax issues relating to employee benefit plans; requests for technical advice from tax authorities and tax audits and appeals (not including representation before a tax court, district court or federal court of claims or a comparable state or local court). In addition, the Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve the engagement of the independent auditors for services not covered by the above authority. All such pre-approvals must be reported to the Audit Committee at the next committee meeting.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter is required to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

2012 AUDIT COMMITTEE REPORT

In compliance with the requirements of the NYSE, the Audit Committee has a formal written charter approved by the Board of Directors, a copy of which is available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). In connection with the performance of its responsibility under its charter, the Audit Committee has:

•	Reviewed and discussed the audited financial statements of the Company with management;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (required communication by external auditors with audit committees);

•

Received from the independent auditors disclosures regarding the auditors’ independence required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors the auditors’ independence; and

•

Recommended, based on the review and discussion noted above, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

The Audit Committee has also considered whether the independent registered public accountants’ provision of non-audit services to the Company is compatible with maintaining their independence.

AUDIT COMMITTEE David W. Wilson, Chair Julian W. Banton Jay Grinney Judy M. Merritt

SHARE OWNERSHIP

Principal Holders

The only persons known by the Company to be beneficial owners of more than five percent (5%) of the Company’s common stock are the following:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class Beneficially Owned(1)
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	4,208,728	5.83%
JPMorgan Chase & Co.(3) 270 Park Avenue New York, NY 10017	7,428,575	10.3%
Systematic Financial Management, L.P.(4) 300 Frank W. Burr Blvd., Glenpointe East, 7th Floor Teaneck, NJ 07666	4,233,176	5.87%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	3,885,096	5.38%

(1)	Reflects shares reported on Schedule 13G as beneficially owned as of December 31, 2012.
(2)	In a Schedule 13G filed on February 8, 2013, BlackRock, Inc., together with certain affiliated entities (“BlackRock”), reported having sole power to vote 4,208,728 shares of common stock and sole power to dispose or direct the disposition of 4,208,728 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by BlackRock.
(3)	In a Schedule 13G filed on January 8, 2013, JPMorgan Chase & Co., together with certain affiliated entities (“JPMorgan”), reported having sole power to vote 6,823,141 shares of common stock, shared power to vote 232,144 shares of common stock, sole power to dispose or direct the disposition of 7,191,431 shares of common stock and shared power to dispose or direct the disposition of 232,144 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by JPMorgan.
(4)	In a Schedule 13G filed on February 12, 2013, Systematic Financial Management, L.P. (“Systematic”), reported having sole power to vote 2,724,754 shares of common stock and sole power to dispose or direct the disposition of 4,233,176 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by Systematic.
(5)	In a Schedule 13G filed on February 12, 2013, The Vanguard Group, together with certain affiliated entities (“Vanguard”), reported having sole power to vote 74,406 shares of common stock, sole power to dispose or direct the disposition of 3,818,590 shares of common stock and shared power to dispose or direct the disposition of 66,506 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by Vanguard.

Directors and Executive Officers

As of February 22, 2013, our Directors and executive officers beneficially owned shares of our common stock as described in the table below. Beneficial ownership includes shares that each person has the right to acquire within sixty (60) days of February 22, 2013. Except as we have noted below, each individual listed below has sole voting power and sole investment power with respect to shares they beneficially own, and has not pledged any of their shares of our common stock. The final column indicates common stock share equivalents held under the Energen Corporation Deferred Compensation Plan as of February 22, 2013. Company policy prohibits our officers and directors from pledging our common stock or trading in derivatives of our common stock.

Name of Entity, Individual or Persons in Group	Number of Shares Beneficially Owned(1)(2)	Percent of Class Beneficially Owned(2)	Share Equivalents Under Deferred Plan(3)
Stephen D. Ban	27,654	*	—
Julian W. Banton	28,602	*	—
Kenneth W. Dewey	15,000	*	15,780
T. Michael Goodrich	13,810	*	25,630
Jay Grinney	2,500	*	3,073
Frances Powell Hawes	1,000	*	60
James T. McManus, II	507,505	*	3,240
Judy M. Merritt	20,813	*	5,906
Charles W. Porter, Jr.	133,211	*	638
Dudley C. Reynolds	160,629	*	16,686
John S. Richardson	189,779	*	4,591
Stephen A. Snider	25,740	*	4,407
David W. Wilson	8,079	*	5,906
J. David Woodruff	198,362	*	561
Gary C. Youngblood	50,792	*	10,822
All Directors and executive officers (16 persons)	1,395,967	1.41%	98,821

*	Less than one percent.
(1)	The shares of common stock shown above include shares owned by spouses and children, as well as shares held in trust. The shares of common stock shown above for Messrs. McManus, Porter, Reynolds, Richardson, Woodruff and the other executive officer of the Company include shares that are held for their respective accounts under the Energen Corporation Employee Savings Plan. The Plan is a qualified voluntary contributory retirement plan, with an employee stock ownership feature. The Plan’s trustee must vote the shares held by the Plan in accordance with individual participant instructions. Messrs. McManus, Porter, Reynolds, Richardson, Woodruff and all Directors and executive officers as a group hold presently exercisable options to acquire 372,900, 109,872, 53,928, 138,917, 94,106 and 780,720 shares of common stock, respectively, which amounts are included in the above table.
(2)	The number and percentage of common stock beneficially owned does not include shares of common stock credited to Company Stock Accounts under the Energen Corporation Deferred Compensation Plan.
(3)	Represents shares of common stock credited to Company Stock Accounts under the Energen Corporation Deferred Compensation Plan. The value of Company Stock Accounts tracks the performance of the common stock, with reinvestment of dividends. The Company Stock Accounts have no voting rights.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview. The following discussion details how the Officers Review Committee (“ORC”) of the Board of Directors of the Company determines compensation for the Company’s Chairman and CEO, the CFO, and the other executive officers named in the Summary Compensation Table (sometimes referred to as the “named executive officers”). The Company’s approach to executive compensation is guided by the following objectives:

•	attract and retain highly qualified executives;

•	link a substantial portion of individual compensation to corporate and business unit performance; and

•	align the interests of executives with the long-term interests of shareholders.

The ORC attempts to structure compensation packages for the named executive officers such that at target performance a majority of an officer’s compensation is delivered through incentive compensation, with a majority of total incentive compensation delivered through long-term incentive compensation. The ORC utilizes competitive data provided by the Company’s compensation consultant, input from the Chief Executive Officer regarding the performance of named executive officers other than him, and consideration of internal equity to set total compensation ranges for each executive position and allocate compensation among salary, annual incentives and long-term incentives. The combination of salary, short-term incentives and long-term incentives is intended to compensate Company executives at approximately the 50th percentile of the market when the Company performs at a target level, above the market median for superior Company performance, and below median compensation for Company performance that is below target.

Compensation Practices. Energen’s executive compensation policies and practices include the following features designed to align compensation with performance and the long-term interests of shareholders.

•	The annual cash incentive compensation program is based solely on objective financial and operational metrics.

•	The long-term incentive compensation plan is 100% equity-based.

•

Beginning in 2013, the long-term incentive compensation plan includes a renewed use of performance shares based on total shareholder return performance relative to the S&P Supercomposite Oil and Gas E&P index.

•

Change in control provisions are “double trigger”, meaning that severance compensation is paid and accelerated equity award vesting occurs only if a participant’s employment is terminated following a change in control.

•	We maintain stock ownership guidelines which align the financial interests of executives with shareholders.

•	Hedging of Company common stock by officers and directors is prohibited.

•	Pledging of Company common stock by officers and directors is prohibited.

•

Although 2007 and earlier change in control severance agreements include a tax gross-up provision, the only severance agreement entered into since 2007 does not contain a tax gross-up provision and the ORC does not expect to include such a provision in future agreements.

Company Performance. During 2012, the Company’s record Permian Basin drilling activity resulted in an 18 percent increase in total production volumes and a 34 percent increase in oil volumes as Energen continued its strategic transition to increased liquids production. The Company’s adjusted net income of $3.18 per diluted share, however, fell short of our performance target. The adjusted net income of $3.18 per diluted share excludes certain non-cash items and is a non-GAAP measure. The Company’s 2012 GAAP net income was $3.51 per diluted share. (See “Non-GAAP Financial Measures” on Appendix B for explanation and reconciliation.) During 2012, the Company’s annual dividend rate was increased for the 30th year in a row.

Compensation Elements

Base Salary. The ORC’s objective of targeting compensation for named executive officers at the 50th percentile of the market translates into salary ranges for executives intended to approximate the median salaries for comparable positions in our peer companies. When making salary adjustments within the target ranges, the ORC considers competitive salary data, recommendations from the CEO and the Vice President of Human Resources, internal comparability considerations and the executive’s experience, tenure, and performance.

Annual Cash Incentives and Company Performance. Payment of annual cash incentive compensation is linked to the annual performance of the Company and its subsidiaries through performance factors established by the ORC at the beginning of each year. For 2012, the applicable performance metrics fell short of target performance factors and were reflected in below target incentive payments.

Long-Term Equity Compensation. While the Stock Incentive Plan provides for a variety of different types of awards, in 2012 and recent years the ORC has utilized stock options with ratable three-year vesting as the primary vehicle for delivering long-term incentives to our executives. The ORC considers options to be performance-based and to directly link officer compensation with shareholder value creation. In 2013, however, the ORC began using a combination of performance shares, stock options and restricted stock to balance the program with measures that incentivize and reward relative performance as well as absolute performance.

Compensation Philosophy

The Company’s executive compensation program is designed to serve the Company and its shareholders by aligning executive compensation with shareholder interests and by encouraging and rewarding management initiatives that will benefit the Company and its shareholders, customers, and employees over the long-term as stated above. Specifically, the executive compensation program seeks to:

•	attract and retain highly qualified executives;

•	link a substantial portion of individual compensation to corporate and business unit performance; and

•	align the interests of executives with the long-term interests of shareholders.

The Company’s executive compensation program includes base salary, annual cash incentive awards, long-term equity based incentive opportunities and, retirement benefits. In the case of a change in control, we also provide related severance compensation. The ORC believes that each of these components is a factor in the attraction, retention and motivation of qualified executives. The annual cash and long-term equity incentives link each executive’s compensation to corporate performance, with the annual cash incentives keyed to short-term financial and operational objectives and the long-term equity incentives providing alignment with shareholder returns.

The combination of salary, short-term cash and long-term equity incentives is intended to compensate Company executives at approximately the 50th percentile of the market when the Company performs at a target level; above-median when the Company performs above target; and below median for below-target performance. Target performance represents the performance expectations of the ORC as measured by the performance metrics set by the ORC for the Annual Incentive Compensation Plan and, going forward, the relative total shareholder return performance target associated with our renewed use of long-term performance shares. The allocation between the various elements of the compensation package is intended to emphasize incentive compensation while remaining in line with market allocations for similar positions in comparable companies. At target performance levels, a majority of the compensation package is represented by incentive compensation and a majority of the incentive compensation is represented by long-term equity incentive compensation. The allocation to incentive compensation increases with position seniority since we believe that the compensation of our most senior executives should be linked most closely to Company performance.

Administration of Executive Compensation-Roles and Responsibilities

Role of the ORC: The ORC oversees and administers the Company’s executive compensation program. It establishes the salaries and other compensation of the executive officers of the Company, including the named executive officers. Each member of the ORC is an independent Director.

Role of Management: In evaluating compensation, the ORC receives and considers information and recommendations from the CEO and the Vice President-Human Resources. On an annual basis, the ORC meets with the CEO to discuss his performance and the CEO provides the ORC with his evaluation of the performance of the other executive officers in connection with the annual compensation review of those officers.

Role of the Compensation Consultant:

The ORC also reviews and considers reports and analysis provided by its independent executive compensation consultant, Pay Governance. Pay Governance is engaged by the Company at the direction of the ORC. In its January 2013 meeting, the ORC determined Pay Governance to be independent following consideration of the factors identified in Rule 10C-1(b)(4) promulgated under the Exchange Act. Management meets with Pay Governance representatives and participates in most meetings between Pay Governance and the ORC.

Pay Governance provides assessments of the competitiveness of the Company’s executive compensation levels and practices relative to relevant executive labor markets and other assignments as requested by the ORC. Specifically, during 2012, Pay Governance assisted the ORC and the Company in the following areas:

•	providing information on general trends in executive compensation;

•	providing prevalence and plan design information on various types of incentive plans;

•	providing compensation analyses of the competitiveness of the compensation of the Company’s executive positions, including an assessment of our pay and performance relative to peers; and

•	preparing estimates of the benefits to be received by each named executive officer in the event of a change in control.

Pay Governance does not make specific recommendations on individual pay levels, but rather provides competitive data for review and use by the ORC and Company. The ORC uses the Pay Governance-provided data and analysis for general reference purposes.

Each year, the ORC examines the competitive salary data provided by Pay Governance to determine base salary ranges for the Company’s executive officers, including the named executive officers. The ORC also reviews the market data provided by Pay Governance to assess the total compensation levels that would place Company executives at approximately the 50th percentile of the market, assuming the Company meets target performance objectives. In accordance with its practice in prior years, the ORC reviewed compensation data and analyses provided by Pay Governance in preparation for the 2012 compensation review. The information provided by Pay Governance utilized compensation data and analysis from five reference points: (1) Custom Peer Group – 25 companies representing a mix of oil and gas, diversified companies with regulated gas operations, and pure-play gas utility companies selected to approximate Energen’s current business mix; (2) Oil & Gas – 23 companies from Towers Watson’s 2012 CDB General Industry Executive Compensation Survey; (3) Energy Sector – 87 companies from the 2012 Energy Sector Mercer Total Compensation Survey; (4) Utility Industry – 53 utility focused companies from Towers Watson’s 2012 CDB Survey Energy Services Executive Compensation Survey; and (5) Broader General Industry – general industry data from Towers Watson’s 2012

CDB General Industry Executive Compensation Survey. Companies included in the Custom Peer Group data base, Utility Industry data base, Oil & Gas data base, and the Energy Sector data base are listed on Appendix A. The ORC has not requested a listing of the companies in the Towers Watson’s 2012 CDB General Industry Executive Compensation survey that includes over 400 companies.

2012 Company Performance

During 2012, Energen continued to successfully pursue its strategic transition to greater liquids (oil and natural gas liquids) production. This strategy capitalizes on the superior economics offered by liquids production relative to natural gas. Our record level of drilling activity in the Permian Basin resulted in an 18 percent increase in total production including a 34 percent increase in liquids volumes. Total production in 2012 was a Company record 24.1 million BOE.

However, as detailed below in the Annual Cash Incentives discussion, our net income fell short of target in part reflecting significant declines in the market price of natural gas. Energen’s 2012 net income totaled $253.6 million, or $3.51 per diluted share. Excluding non-cash items, adjusted net income (a non-GAAP measure) totaled $229.7 million, or $3.18 per diluted share, and compared with prior-year adjusted results of $283.0 million, or $3.91 per diluted share. Non-cash items in 2012 were mark-to-market revenue gains on certain financial commodity contracts of $58.8 million ($37.2 million after tax, or 52 cents per diluted share) and a commodity price-related write-down of natural gas properties in East Texas of $21.5 million ($13.4 million after tax, or 19 cents per diluted share). Mark-to-market revenue losses in 2011 totaled $37.6 million ($23.4 million after tax, or 32 cents per diluted share). (See “Non-GAAP Financial Measures” on Appendix B for explanation and reconciliation.)

The Board increased the Company’s quarterly dividend in January 2012 for the 30th year in a row. The 2012 annual dividend rate of 56 cents per share reflects a five-year annual growth rate of 4 percent.

Base Salary

As discussed above, the ORC attempts to provide competitive salaries. In setting 2012 salaries, the ORC reviewed competitive salary data for each position. Competitive salary data was intended to approximate the median salary of similar positions with comparable companies. In approving salary adjustments, the ORC considered the competitive salary data, recommendations from the CEO and the Vice President of Human Resources, internal comparability considerations and the executive’s years of experience and performance.

The differences in amounts of compensation awarded to the named executive officers reflect differences in the competitive market data for the positions held by the executives as well as internal comparability. From an internal comparability perspective, Mr. McManus holds the position with the greatest corporate responsibility and thus has the highest compensation among the named executive officers. Each of the named executive officers has more than 20 years of service with the Company.

Annual Cash Incentives

Annual Incentive Compensation Plan (AICP). In order to link compensation to the Company’s annual performance, officers are eligible each year for cash incentive awards under the AICP. Awards are based upon attaining performance objectives approved by the ORC. Objectives are established at the corporate level for Energen and at the subsidiary level for Energen Resources and Alagasco.

For 2012, earned annual cash incentives were calculated by applying Company and business unit performance factors to target incentive opportunities. The target incentive opportunities are set each year as a percentage of base salary. For 2012, the named executive officers had the following target incentive opportunities:

Named Executive Officer	Target Incentive Opportunity
McManus	100%
Porter	65%
Richardson	75%
Reynolds	45%
Woodruff	50%

The applicable portions of target incentive opportunities subject to Company and business unit performance factors were as follows:

Business Unit Allocation Factor

	Energen	Energen Resources	Alagasco
McManus	80%	10%	10%
Porter	80%	10%	10%
Richardson	25%	75%	—
Reynolds	25%	—	75%
Woodruff	80%	10%	10%

The Company’s net income results are summarized above in the discussion of 2012 Company Performance. For purposes of measuring performance under the AICP, net income is adjusted to exclude the impact of non-cash mark-to-market gains and losses on certain financial commodity contracts. As set forth in the tables below, Energen earnings per share exceeded threshold performance but fell short of target, Energen Resources net income fell short of threshold, and Alabama Gas net income exceeded maximum. These performance metrics as well as those of other objectives are reflected in the AICP payouts identified below.

The Energen, Energen Resources and Alagasco performance factors as well as actual 2012 results were as follows:

Performance Factor

	Threshold	Target	Maximum	2012 Actual
Energen	0.50	1.00	2.00	0.514
Energen Resources	0.50	1.00	2.00	0.545	*
Alabama Gas	0.75	1.00	1.25	1.213
*	Since Energen Resources failed to meet its net income threshold performance, no AICP incentive was paid for that portion of the incentive opportunity applicable to Energen Resources.

The Energen, Energen Resources and Alabama Gas performance factor scores were calculated based on the following criteria, results and weights:

	Threshold	Target	Maximum	2012 Result	2012 Score		Weight

Energen
Adjusted Earnings per share	$2.97	$3.71	$4.45	$2.99	0.514		100%

Energen Resources
Adjusted Net Income(1)	$171	$220	$272	$166	0.50	*	80%
Total Production (excluding acquisitions and divestitures) MBOE	23	24	25	23.9	0.95		10%

Operating Cost per BOE	$10.10	$9.51	$8.90	$10.41	0.50		10%

Total Weighted Score					0.545

Alagasco
Net Income(1)	$43.40	$47.80	$49.10	$49.40	1.25		75%
Growth measured by active customer count	421,400	425,700	430,000	425,121	0.966		5%
Growth measured by core market Conversions	1,100	1,400	1,700	2,226	1.25		5%
New Meters from conversions on existing lines	1,000	1,500	2,000	207	.75		5%
Customer Service: Call Center Answer Rates (within 60 seconds)	75%	80%	85%	86%	1.25		5%
Customer Service: APSC complaints	250	200	150	120	1.25		5%

Total Weighted Score					1.213

(1)	Dollars in millions.
*	Since Energen Resources failed to meet its net income threshold performance, no AICP incentive was paid for that portion of the incentive opportunity applicable to Energen Resources.

Based on the performance criteria and the 2012 results detailed above, the named executive officers received AICP incentive payments in January 2013 as reflected in the table below (also reflected in the column (g) 2012 disclosure in the Summary Compensation Table). The table also reflects the amounts that would have been paid to each named executive officer at target performance.

Named Executive Officer	AICP Actual Annual Incentive ($)	AICP Target Annual Incentive ($)
McManus	412,378	775,000
Porter	131,429	247,000
Richardson	40,438	315,000
Reynolds	155,563	149,850
Woodruff	90,457	170,000

Earned AICP incentives are calculated by the following formula for each business unit – base salary x target incentive opportunity x business unit allocation factor x business unit performance factor. In the event, however, that a business unit does not achieve its threshold earnings per share or net income, as applicable, no incentive is paid with respect to that business unit. For example, Mr. McManus’ 2012 AICP incentive was calculated as follows:

Calculation of McManus Actual AICP Incentive

Business Unit	Base Salary	Target Incentive Opportunity	Business Unit Target Allocator	Business Unit Performance Factor	Actual Incentive

Energen	$775,000	100%	80%	.514	$318,370
Energen Resources	$775,000	100%	10%	.545	$0	*
Alagasco	$775,000	100%	10%	1.213	$94,008

TOTAL					$412,378
*	Since Energen Resources failed to meet its net income threshold performance, no AICP incentive was paid for that portion of the incentive opportunity applicable to Energen Resources.

Supplemental Annual Incentive. The 2012 AICP incentives reflect the 2012 net income results of Energen and Energen Resources that included a commodity price-related write-down of natural gas properties in East Texas of $21.5 million ($13.4 million after tax, or 19 cents per diluted share). This first quarter 2012 write-down was caused by significant declines in the market price of natural gas and did not reflect any change in the physical characteristics or productivity of the East Texas properties. The ORC recommended and the Board approved the payment of supplemental annual incentives in an amount equal to the difference between 2012 incentives paid under the AICP and the 2012 incentives that would have been paid under the AICP had the commodity price-driven write-down not occurred. The table below sets forth the supplemental incentives paid to our named executive officers as well as the AICP payments and targets (the supplemental incentives are also reflected in the column (d) 2012 disclosure in the Summary Compensation Table).

Named Executive Officer	AICP Actual Annual Incentive ($)	Actual Supplemental Annual Incentive ($)	Total Actual Annual Incentive ($)	Actual Annual Incentive as a Percentage of Target (%)	AICP Target Annual Incentive ($)
McManus	412,378	127,348	539,726	70%	775,000
Porter	131,429	40,587	172,016	70%	247,000
Richardson	40,438	155,642	196,080	62%	315,000
Reynolds	155,563	4,810	160,373	107%	149,850
Woodruff	90,457	27,934	118,391	70%	170,000

Discretionary Authority Applicable to Cash Incentive Awards. The Annual Incentive Compensation Plan provides the ORC with the discretion to decrease, but not increase, an earned incentive by up to 25%. This allows the ORC to reduce an individual payout for any reason including poor individual performance. The ORC’s negative discretion does not apply to plans other than the Annual Incentive Compensation Plan. Such discretion was not utilized with respect to 2012 payments.

In addition to performance-based awards, the Board of Directors has the inherent authority, in its absolute discretion, to award cash bonuses to such employees and in such amounts as it determines. As described above, such discretion was used to provide a supplemental annual incentive for 2012. Prior to 2012, this discretion had not been used in recent years.

Long-Term Equity Incentive Compensation

Stock Incentive Plan. The Stock Plan is intended to align officer compensation with long-term company performance and changes in shareholder value. It provides for the grant of stock options, restricted stock and performance shares. The ORC normally makes awards in January, although it retains the authority to make awards at other times of the year. Equity grants for 2012 are reflected in the table under “Executive Compensation – Grants of Plan-Based Awards.”

For 2012 and recent years, the ORC used stock options with three year ratable vesting as the primary vehicle for delivering long-term incentives. In 2013, however, the ORC began using a combination of performance shares, stock options and restricted stock to balance the program with measures that incentivize and reward relative performance as well as absolute performance.

Stock Options. The stock option provisions of the Stock Plan provide for the grant of non-qualified stock options and stock appreciation rights or a combination thereof to officers and key employees, all as determined by the ORC. The Company’s stock options typically vest ratably over three years and expire after 10 years. The ORC has not placed performance conditions, other than employment vesting periods, on grants of stock options as it believes that the option itself is performance-based. The ORC has not utilized the stock appreciation right feature in recent years.

Restricted Stock. The Stock Plan also provides for the grant of restricted stock. No shares of restricted stock may be sold until the restrictions on such shares have lapsed or been removed. The ORC establishes the terms and conditions upon which the restrictions on each award shall lapse, which terms and conditions may include a required period of service or individual or corporate performance conditions. The restricted stock grants made in January 2013 have a three year service period condition, vesting in January 2016.

Performance Shares. A performance share is the value equivalent of one share of our common stock. An award of performance shares becomes payable if the ORC determines that all conditions of payment have been satisfied at the end of the applicable award period. At December 31, 2012, there were no outstanding performance share grants. Payout of the performance shares granted in January 2013 will be based on total shareholder return relative to the S&P Supercomposite Oil and Gas E&P index.

Ownership Guidelines

The Company has the following suggested stock ownership guidelines for officers: CEO and Chairman (McManus) – 5 times base salary; CFO (Porter), COOs (Richardson and Reynolds) and General Counsel (Woodruff) – 3 times base salary. The Company’s other officers have ownership guidelines of 1 or 2 times base salary depending on position. For purposes of the guidelines, stock ownership includes (1) shares owned directly by the executive and immediate family members, (2) share holdings in the Company’s 401(k) plan, (3) deferred compensation shares and (4) unvested restricted stock subject to service based vesting. It is expected that an officer will not sell or otherwise transfer shares of Company common stock if the officer does not meet the ownership guidelines or if the sale or transfer would cause the officer to not meet the ownership guidelines, excepting shares sold or withheld for taxes on equity awards. As of December 31, 2012, each of our named executive officers, except for Mr. Porter, maintained ownership exceeding those suggested levels. Mr. Porter’s ownership equaled 2.35 times base salary as of December 31, 2012. The guidelines have not been a factor in the ORC’s recent compensation decisions. The Company has policies which prohibit hedging and pledging transactions utilizing Company common stock.

1997 Deferred Compensation Plan.

The Company also provides a program that allows our Directors and officers to defer receipt of compensation. Amounts deferred by a participant under the Deferred Compensation Plan are credited to one of two separate accounts maintained for a participant, a Company stock account or an investment account. The value of a participant’s Company stock account tracks the performance of our common stock, including reinvestment of dividends. At distribution, the participant’s Company stock account is payable in the form of shares of Company common stock. The value of a participant’s investment account tracks the performance of selected mutual funds offered by The Vanguard Group, Inc. All of the mutual funds utilized to track performance under the Deferred Compensation Plan are also investment options for employees under the Company’s generally available Employee Savings Plan. At distribution, the participant’s investment account is payable in cash. The Deferred Compensation Plan is primarily designed as a financial planning and savings tool for participants. It does, however, include a Company contribution provision for officers that mirrors the Company match and supplemental contribution provisions of the Employee Savings Plan. The Company has established trusts and has funded the trusts, and presently plans to continue funding the trusts, in a manner that generally tracks participants’ accounts under the Deferred Compensation Plan. Although there is generally no requirement that the trusts be so funded or invested, if a change in control of the Company occurs, the trusts must be funded in an amount equal to the aggregate value of the participants’ accounts at the time of the change of control. While intended for payment of benefits under the Deferred Compensation Plan, the trusts’ assets remain subject to the claims of our creditors.

Retirement Income Plan and Retirement Supplemental Agreements

The Energen Corporation Retirement Income Plan, a defined benefit plan, covers our officers along with substantially all of our salaried employees and members of two of our three bargaining units. Our officers receive benefits under the plan based on years of service at retirement and on “Final Earnings,” the average base compensation for the highest 60 consecutive months out of the final 120 months of employment. (Average base compensation includes base salary only, and does not include bonus payments, payments in the form of contributions to other benefit plans or any other form of payment such as annual or long-term incentives.) Normal or delayed retirement benefits are payable upon retirement on the first day of any month following attainment of age 65 and continuing for life, subject to an annual cost-of-living increase of up to three percent. Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”), imposes limits on benefits payable to an employee under the plan.

We have entered into Executive Retirement Supplement Agreements (“Supplemental Agreements”) with certain officers, including each of the named executive officers. Each Supplemental Agreement provides that the employee will receive a supplemental retirement benefit equal to the difference between 60% of the employee’s monthly compensation and the employee’s monthly retirement benefit under the Retirement Income Plan (including social security benefit). An officer’s compensation will be determined based on a formula taking into account the average of the highest 36 consecutive months of base salary during the five years prior to retirement plus the average of the three highest annual incentive awards for the ten full fiscal years prior to the earlier of (1) retirement or (2) the officer’s 61st birthday.

Each of our named executive officers has sufficient service with the Company to have earned vested benefits under the Retirement Income Plan and the Supplemental Agreements, and the benefits do not increase or accelerate upon a change in control. Both the Retirement Income Plan and the Supplemental Agreements provide annuity and lump sum payment options. The benefits accumulated as of December 31, 2012 under the Retirement Income Plan and the Supplemental Agreements for each of the Company’s named executive officers are reflected in the table under “Executive Compensation – Pension Benefits in 2012.”

Severance Compensation Agreements and Change in Control

We have entered into Severance Compensation Agreements with certain officers including Messrs. McManus, Porter, Richardson, Reynolds, and Woodruff. We designed these agreements to retain the executives and provide continuity of management in the event of any actual or threatened change in control of the Company. The agreements are “double-trigger” agreements meaning that benefits are payable only if a change in control occurs and the executive’s employment is terminated or constructively terminated. Each agreement provides that if, during a base period following the occurrence of a change in control of the Company, the employee’s employment is terminated in a qualified termination, then we will pay the employee an amount equal to a percentage of the employee’s (a) annual base salary in effect immediately prior to the change in control, plus (b) the employee’s highest annual cash bonus compensation for the three fiscal years immediately prior to the fiscal year during which the change in control occurs.

Our Severance Compensation Agreements were amended in 2012 and now define a “change in control” as any of the following events:

•	any “person,” as defined in the Exchange Act, acquires 30 percent or more of our voting securities;

•	a majority of our Directors are replaced in certain circumstances, including:

•	a majority of such Directors are replaced such that a majority of our current Directors does not approve their election or nomination for election; or

•	Directors are replaced by an individual or individuals whose initial assumption of office occurs as a result of an actual or threatened election contest; or

•	consummation of certain mergers, or a liquidation or sale of our assets.

The amendments to the Severance Compensation Agreements increased the threshold for acquisitions of Company common stock from 25% to 30% and eliminated the Board’s ability to designate a transaction not otherwise meeting the definition of a change in control as a change in control transaction.

In addition, transactions involving the transfer of 80 percent or more of the voting securities or substantially all the assets of a subsidiary would constitute a change in control for the officers of that subsidiary. If the subsidiary is the Company’s largest subsidiary (currently Energen Resources), then such a transaction is also a change in control for the officers of Energen Corporation.

For purposes of the Severance Compensation Agreements, (1) the term “qualified termination” means a termination (a) by the Company other than for cause, (b) by the employee for good reason or (c) by written agreement to such effect between the employee and the Company, (2) the term “cause” generally means failure to substantially perform duties, misconduct injurious to the Company or conviction of a felony, and (3) the term “good reason” generally means a material diminution in the authority, duties, responsibilities, or benefits of the employee’s job.

Continuity of management and retention during transition periods is encouraged by providing severance benefits in the event of loss of employment following a change in control. The percentage payable and base period varies by executive and ranges from 100% with a one-year base period to 300% with a three-year base period. The 100%, 200% and 300% multiples reflect consideration of the executive’s level of corporate responsibility, specialized skills, and availability of other job opportunities. A higher multiple reflects a higher importance of retention. Thus, officers with higher levels of corporate responsibility or specialized skill or knowledge have higher multiples. Officers who, due to senior responsibilities or specialized skills, may have fewer alternative employment opportunities also have higher multiples to provide compensation during a longer job search. All named executive officers have a 300% multiple and three-year base period. The Severance Compensation Agreements also provide for the continuance of certain insurance and other employee benefits for a period of twenty-four months following any such termination of employment. Agreements entered into in 2007 and earlier, which include the agreements with the named executive officers, include a tax gross-up provision which provides that, in the event the executive receives compensation subject to the tax imposed by Section 4999 of the Code, the executive shall be entitled to receive an additional payment in an amount necessary to put the executive in the same after-tax position as if such tax had not been imposed unless the tax would not apply if the payments under the Severance Compensation Agreement were reduced by up to 10% of the amount subject to the tax, in which case such a reduction is made. The only new Severance Compensation Agreement that has been entered into since 2007 does not include a tax gross-up provision and the ORC does not expect to include such a provision in future agreements.

Our Annual Incentive Compensation Plan provides that upon a change in control and termination of a participant’s employment, the participant will receive a pro rata incentive based on target performance and the number of days of employment during the Plan year.

The Company’s Stock Incentive Plan includes change in control provisions which, like the similar provisions in the Severance Agreements, are “double trigger” meaning that early vesting or payment occurs only if a change in control occurs and the executive’s employment is terminated or constructively terminated. In 2012, the Board of Directors amended the definition of “change in control” in the Stock Incentive Plan to increase the threshold for acquisitions of Company common stock from 25% to 30% and eliminated the Board’s ability to designate a transaction not otherwise meeting the definition of a change in control as a change in control transaction.

For a description of the potential benefits payable to the Company’s named executive officers upon a termination or change in control effective as of December 31, 2012, refer to the discussion and tabular disclosure included under “Executive Compensation – Potential Payments Upon Termination or Change in Control” on page 36.

Changes for 2013; Results of 2012 Advisory Vote on Executive Compensation

For 2013, the basic structure of the Company’s executive compensation program remains unchanged. The ORC has established threshold, target and maximum performance factors for potential awards under the Annual Incentive Compensation Plan that are consistent with the Company’s compensation philosophy and goals. For 2012 and recent years, the ORC used stock options with three year ratable vesting as the primary vehicle for delivering long-term incentives. In January 2013, the ORC began delivering long-term incentives through a combination of grants of stock options, restricted stock and performance shares. Effective January 1, 2013, Mr. McManus’s salary was increased to $805,000 reflecting a market adjustment consistent with the policies discussed above. Mr. McManus has served as the Company’s President and Chief Executive Officer since July 2007.

At the 2012 Annual Meeting, the Advisory Vote on Executive Compensation generated 96% of votes cast in favor of the Company’s executive compensation. As part of its 2013 executive compensation discussions, the ORC reviewed the advisory vote result and considered it to be supportive of the Company’s compensation practices.

COMPENSATION COMMITTEE REPORT

The Officers Review Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

OFFICERS REVIEW COMMITTEE:
Julian W. Banton, Chair
Kenneth W. Dewey
T. Michael Goodrich
Stephen A. Snider

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our named executive officers for each fiscal year noted in the table, for services rendered to us. For a more complete discussion of the elements of compensation included in this table, please refer to the discussion reflected in “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation Earnings ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

McManus, II, James T.	2012	775,000	127,348	—	2,423,008	412,378	3,303,947	64,071	7,105,752
Chairman and Chief Executive Officer	2011	730,000	—	—	1,919,766	953,964	1,089,822	55,197	4,748,749
	2010	693,000	—	—	1,318,736	576,507	1,500,031	55,328	4,143,602

Porter, Jr., Charles W.	2012	380,000	40,587	—	613,813	131,429	1,203,330	39,826	2,408,985
Vice President, Chief Financial Officer and Treasurer	2011	360,000	—	—	473,369	282,269	417,110	28,914	1,561,662
	2010	342,000	—	—	406,670	142,255	433,532	27,499	1,351,956

Richardson, John S.	2012	420,000	155,642	—	809,755	40,438	1,646,828	50,060	3,122,723
President of Energen Resources Corporation	2011	390,000	—	—	615,379	345,345	551,865	30,549	1,933,138
	2010	372,000	—	—	530,927	222,251	707,575	27,164	1,859,917

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation Earnings ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Reynolds, Dudley C.	2012	333,000	4,810	—	242,955	155,563	843,680	33,771	1,613,779
President of Alabama Gas Corporation	2011	330,000	—	—	242,992	173,151	519,231	33,126	1,298,500
	2010	327,000	—	—	217,799	161,240	590,830	32,692	1,329,561

Woodruff, J. David	2012	340,000	27,934	—	301,185	90,457	1,006,339	42,666	1,808,581
General Counsel and Secretary	2011	325,000	—	—	290,604	191,120	511,145	31,714	1,349,583
	2010	315,000	—	—	254,758	117,922	469,060	24,201	1,180,941

(1)	The amounts in columns (e) and (f) reflect grant date fair value. The valuation assumptions are discussed in Note 6 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	The amounts in column (g) reflect annual cash incentive Compensation payouts as discussed on pages 22 – 25 of this proxy statement.
(3)	The amounts in column (h) reflect increase in pension value.
(4)	The 2012 changes in pension value reflect significant increases as a result of a reduction in the applicable discount rate assumption used by our actuaries. The portions of the 2012 increases attributable to the discount rate reduction are as follows: McManus – $1,975,000, Porter – $867,000, Richardson – $1,096,000, Reynolds – $631,000, Woodruff – $772,000.
(5)	The amounts reported in column (i) for 2012 reflect the Company’s contributions to defined contribution plans, MedJet insurance, dinner club memberships, life insurance premiums, financial planning, spousal travel, and tax reimbursements related to spousal travel.

	Defined Contributions ($)	Spousal Travel Tax Reimbursement ($)
McManus	$50,214	$2,765
Porter	$24,636	$1,611
Richardson	$35,574	$3,495
Reynolds	$28,304	$715
Woodruff	$28,843	$1,585

Grants of Plan-Based Awards

The following table sets forth information with respect to annual cash incentives and long-term equity incentives to our named executive officers. For a more complete discussion of the awards, please refer to the discussion of these incentives contained in “Compensation Discussion and Analysis,” beginning on page 19 of this proxy statement.

Name	Grant Date	Meeting Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
McManus	1/25/12	1/24/12	$406,875	$775,000	$1,491,875					128,952	$54.11	$2,423,008
Porter	1/25/12	1/24/12	$129,675	$247,000	$475,475					32,667	$54.11	$613,813
Richardson	1/25/12	1/24/12	$157,500	$315,000	$630,000					43,095	$54.11	$809,755
Reynolds	1/25/12	1/24/12	$103,022	$149,850	$215,409					12,930	$54.11	$242,955
Woodruff	1/25/12	1/24/12	$89,250	$170,000	$327,250					16,029	$54.11	$301,185

(1)	The ORC generally sets award amounts at a meeting that occurs the day prior to the grant date.
(2)	Columns (c) – (e) reflect the annual cash incentive payout values for each named executive officer for 2012 if the threshold, target or maximum goals had been satisfied. The actual payout is reflected in column (g) of the Summary Compensation Table. For a discussion of the criteria applied when determining amounts payable, see the description of Annual Incentive Compensation in “Compensation Discussion & Analysis” beginning on page 19 of this proxy statement.
(3)	The stock options granted on January 25, 2012 vest in 1/3 increments on the anniversary date of the award beginning January 25, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2012. This table includes unexercised and unvested option awards and unvested restricted stock awards. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following this table. For additional information about the outstanding equity awards, see the description of long-term incentive compensation in “Compensation Discussion & Analysis” beginning on page 19.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) N/A	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)(1)	(j)(1)
McManus	1/24/07	43,405				46.45	1/23/2017
	6/23/07	7,260				55.08	6/22/2017
	1/23/08	57,890				60.56	1/22/2018
	1/28/09	76,160				29.79	1/27/2019
	1/27/10	53,379	26,690	(1)		46.69	1/26/2020
	1/26/11	32,566	65,132	(2)		54.99	1/25/2021
	1/25/12		128,952	(3)		54.11	1/24/2022
Porter	1/23/08	13,025				60.56	1/22/2018
	1/28/09	45,201				29.79	1/27/2019
	1/27/10	16,464	8,233	(1)		46.69	1/26/2020
	1/26/11	8,030	16,060	(2)		54.99	1/25/2021
	1/25/12		32,667	(3)		54.11	1/24/2022
Richardson	1/24/07	13,855				46.45	1/23/2017
	1/23/08	21,275				60.56	1/22/2018
	1/28/09	36,308				29.79	1/27/2019
	1/27/10	21,490	10,746	(1)		46.69	1/26/2020
	1/26/11	10,439	20,878	(2)		54.99	1/25/2021
	1/25/12		43,095	(3)		54.11	1/24/2022
Reynolds	1/24/07	15,070				46.45	1/23/2017
	1/23/08	13,080				60.56	1/22/2018
	1/27/10	8,816	4,408	(1)		46.69	1/26/2020
	1/26/11	4,122	8,244	(2)		54.99	1/25/2021
	1/25/12		12,930	(3)		54.11	1/24/2022

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) N/A	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)(1)	(j)(1)
Woodruff	1/28/04	5,560				21.375	1/27/2014
	1/24/07	13,855				46.45	1/23/2017
	1/23/08	12,100				60.56	1/22/2018
	1/28/09	31,921				29.79	1/27/2019
	1/27/10	10,312	5,156	(1)		46.69	1/26/2020
	1/26/11	4,929	9,860	(2)		54.99	1/25/2021
	1/25/12		16,029	(3)		54.11	1/24/2022

Vesting Dates:

(1)	Remaining options vest 1/27/2013
(2)	Equal increments 1/26/2013 and 1/26/2014
(3)	Equal increments 1/25/2013, 1/25/2014 and 1/25/2015

Option Exercises and Stock Vested in 2012

The following table provides information, for the named executive officers, on (1) stock option exercises during 2012, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
McManus	—	—	—	—
Porter	—	—	—	—
Richardson	—	—	3,125	161,078
Reynolds	11,356	283,772	—	—
Woodruff	6,730	228,562	—	—

Pension Benefits in 2012

The Energen Corporation Retirement Income Plan, a defined benefit plan, covers our officers along with substantially all of our salaried employees and members of two of our three bargaining units. Our officers receive benefits under the plan based on years of service at retirement and on “Final Earnings,” the average base compensation for the highest 60 consecutive months out of the final 120 months of employment. (Average base compensation includes base salary only, and does not include bonus payments, payments in the form of contributions to other benefit plans or any other form of payment such as annual or long-term incentives.) Normal or delayed retirement benefits are payable upon retirement on the first day of any month following attainment of age 65 and continuing for life, subject to an annual cost-of-living increase of up to three percent. Section 415 of the Code imposes limits on benefits payable to an employee under the plan.

We have entered into Executive Retirement Supplement Agreements (“Supplemental Agreements”) with certain officers, including each of the named executive officers. Each Supplemental Agreement provides that the employee will receive a supplemental retirement benefit equal to the difference between 60% of the employee’s monthly compensation and the employee’s monthly retirement benefit under the Retirement Income Plan (including social security benefit). Generally, an employee’s compensation will be determined based on a formula taking into account the average of the highest 36 consecutive months of base salary during the five years prior to retirement plus the average of the three highest annual incentive awards for the ten full fiscal years prior to the earlier of (1) retirement or (2) the officer’s 61st birthday.

Each of our named executive officers has sufficient service with the Company to have earned vested benefits under the Retirement Income Plan and the Supplemental Agreements, and the benefits do not increase or accelerate upon termination or a change in control. Both the Retirement Income Plan and the Supplemental Agreements provide annuity and lump sum payment options.

The table below sets forth information on the pension benefits for each of the named executive officers under each of the Company’s pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
McManus	Retirement Income Plan	27	1,815,527	—
	SERP	27	9,764,432	—
Porter	Retirement Income Plan	23	807,006	—
	SERP	23	2,700,361	—
Richardson	Retirement Income Plan	27	1,429,784	—
	SERP	27	4,281,353	—
Reynolds	Retirement Income Plan	33	2,224,956	—
	SERP	33	3,399,574	—
Woodruff	Retirement Income Plan	27	1,960,121	—
	SERP	27	2,930,400	—

(1)	Benefit values assume a retirement age of 60. Other assumptions are set forth in Note 5 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

No pension benefits were paid to any of the named executive officers during 2012.

Nonqualified Deferred Compensation Table in 2012

The table below provides information on the non-qualified deferred compensation of the named executive officers in 2012 pursuant to the Company’s 1997 Deferred Compensation Plan. For a more detailed discussion of the 1997 Deferred Compensation Plan, refer to “Compensation Discussion & Analysis” beginning on page 19 of this proxy statement.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b) (1)	(c) (1)	(d)	(e)	(f)
McManus	29,500	33,964	(4,726)	—	289,354
Porter	5,800	8,386	(548)	—	49,093
Richardson	8,200	14,324	(17,432)	58,480	230,632
Reynolds	2,980	7,054	(60,121)	—	747,129
Woodruff	3,400	7,593	(667)	—	40,275

(1)	Amounts reported in columns (b) and (c) are reported in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

We have entered into Severance Compensation Agreements with certain officers including Messrs. McManus, Porter, Richardson, Reynolds and Woodruff. We designed the agreements to retain the executives and provide continuity of management in the event of any actual or threatened change in control of the Company. Each such agreement provides that if, during a base period following the first to occur of a change in control of the Company (as defined in the agreements) or shareholder approval of a transaction that will constitute a change in control, the employee’s employment is terminated in a qualified termination, then we will pay the employee an amount equal to a percentage of the employee’s (a) annual base salary in effect immediately prior to the change in control, plus (b) the employee’s highest annual cash bonus compensation for the three fiscal years immediately prior to the fiscal year during which the change in control occurs.

Continuity of management or retention is encouraged by providing severance benefits in the event of loss of employment following a change in control. The percentage payable and base period varies by executive and ranges from 100% with a one-year base period to 300% with a three-year base period. The 100%, 200% and 300% multiples reflect consideration of the executive’s level of corporate responsibility, specialized skills, and availability of other job opportunities. A higher multiple reflects a higher importance of retention. Thus, officers with higher levels of corporate responsibility or specialized skill or knowledge have higher multiples. Officers who, due to senior responsibilities or specialized skills, may have fewer alternative employment opportunities also have higher multiples to provide compensation during a longer job search. All named executive officers have a 300% multiple and three-year base period. The Severance Compensation Agreements also provide for the continuance of certain insurance and other employee benefits for a period of twenty-four months following any such termination of employment. Agreements entered into in 2007 and earlier, which include the agreements with each of the named executive officers, include a tax gross up provision which provides that, in the event the executive receives compensation subject to the tax imposed by Section 4999 of the Code, the executive shall be entitled to receive an additional payment in an amount necessary to put the executive in the same after-tax position as if such tax had not been imposed unless the tax would not apply if the payments under the Severance Compensation Agreement were reduced by up to 10% of the amount subject to the tax, in which case such a reduction is made. The only Severance Compensation Agreement that has been entered into since 2007 does not include a tax gross up provision and the ORC does not expect to include such a provision in future agreements.

For purposes of the Severance Compensation Agreements, (1) the term “qualified termination” means a termination (a) by the Company other than for cause, (b) by the employee for good reason or (c) by written agreement to such effect between the employee and the Company, (2) the term “cause” generally means failure to substantially perform duties, misconduct injurious to the Company or conviction of a felony, and (3) the term “good reason” generally means a material diminution in the authority, duties, responsibilities or benefits of the employee’s job.

As defined in our Severance Compensation Agreements, as well as our Stock Incentive Plan and Annual Incentive Compensation Plan, a “change in control” would include any of the following events:

•	any “person”, as defined in the Exchange Act, acquires 30 percent or more of our voting securities;

•	a majority of our Directors are replaced in certain circumstances, including:

•	a majority of such Directors are replaced such that a majority of our current Directors does not approve their election or nomination for election; or

•	Directors are replaced by an individual or individuals whose initial assumption of office occurs as a result of an actual or threatened election contest; or

•	consummation of certain mergers or consolidations, or a liquidation or sale of our assets.

In addition, transactions involving the transfer of 80 percent or more of the voting securities or substantially all the assets of a subsidiary would constitute a change in control for the officers of that subsidiary. If the subsidiary is the Company’s largest subsidiary (currently Energen Resources), then such a transaction is also a change in control for the officers of Energen Corporation.

Assuming the occurrence of a triggering event on December 31, 2012 for payment of change in control related compensation, we estimate that the following officers would receive the following benefits:

	McManus $	Porter $	Richardson $	Reynolds $	Woodruff $
Cash Severance	5,186,892	1,986,807	2,296,035	1,530,879	1,593,360
Health & Welfare Benefit (1)	31,498	29,902	30,084	24,186	29,697
Excise Tax reimbursement (2)	0	740,355	0	0	0

(1)	Represents the incremental value of two years continuation of medical, life and disability insurance benefits.
(2)	Tax gross-up reflects the additional compensation provided to cover excise taxes incurred when the executive’s parachute payment exceeds 2.99 times the Code Section 280G “base amount.” “Base amount” is defined as the executive’s five-year average W-2 earnings.

The Stock Incentive Plan also provides that in the event of a termination of employment, other than a “qualified termination” or a “change in control termination,” all unvested options expire and all unvested restricted shares and outstanding performance shares are forfeited. In the event of a qualified termination, unvested options and unvested restricted shares with a grant date at least ten months prior to the date of termination vest and outstanding performance shares remain eligible for payout subject to the applicable award period and performance conditions. Effective December 1, 2012, the Board of Directors amended the Stock Incentive Plan to reduce the types of events that would constitute a “qualified termination,” and the term “qualified termination” now means:

(1)	a termination expressly agreed in writing by the executive and the Company to constitute a qualified termination;

(2)	death or disability; or

(3)	retirement.

In the event of a change in control termination, unvested options and unvested restricted shares vest and outstanding performance shares pay out at target performance within thirty days of termination. The Board of Directors defined “change in control termination” to mean:

(1)	an involuntary termination other than for cause after the occurrence of a change in control; or

(2)	a voluntary termination for good reason entitling the employee to severance compensation under a written change in control severance agreement.

The following table contains a schedule of unvested options that would vest upon a qualified termination or a change in control termination, valued as of December 31, 2012:

Name	Shares Represented by Unvested Options (#)	Value of Unvested Options ($) *
McManus	220,774	0
Porter	56,960	0
Richardson	74,719	0
Reynolds	25,582	0
Woodruff	31,045	0

*	The exercise price of all unvested options was greater than market price at December 31, 2012.

The named executive officers held no shares of restricted stock or performance shares at December 31, 2012.

Our Annual Incentive Compensation Plan provides that upon a change in control and termination of a participant’s employment, the participant will receive a pro rata incentive based on target performance and the number of days of employment during the Plan year. The Annual Incentive Compensation Plan also provides that in the event a participant terminates employment due to retirement, death or disability during a performance period, the participant shall receive an incentive equal to the amount the participant would have received as an incentive if the participant had remained an employee through the end of the performance period multiplied by a fraction which reduces the award in proportion to the amount of time remaining in the performance period. If a participant’s employment is terminated for any other reason during a performance period, the participant shall receive no incentive payment for such performance period unless the ORC, in its discretion, determines to pay such participant (other than a participant terminated for cause) up to a pro rata incentive payment. Assuming a December 31, 2012 triggering event, there would be no pro rata target performance pay out, since the performance period would have concluded and the amounts owed to the participants could be determined in accordance with the terms of the Annual Incentive Compensation Plan.

Each of our named executive officers has sufficient service with the Company to have earned vested benefits under the Retirement Income Plan and Supplemental Agreements, and the benefits do not increase or accelerate upon termination or a change in control. For a description of our Retirement Income Plan and Supplemental Agreements, see “Executive Compensation-Pension Benefits in 2012” beginning on page 35 of this proxy statement.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY” VOTE)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law July 21, 2010, provides shareholders with an opportunity to cast an advisory vote on the compensation of executive officers as disclosed in this proxy statement. This proposal, commonly known as a “Say-on-Pay” vote, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2012 executive compensation programs and policies and the compensation paid to the named executive officers of the Company.

As discussed beginning on page 19 of this proxy statement under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to serve the Company and its shareholders by aligning executive compensation with shareholder interests and by encouraging and rewarding management initiatives that will benefit the Company and its shareholders, customers, and employees over the long-term.

Proposal

The Company is presenting this proposal, which gives you as a shareholder the opportunity to express your view on our executive compensation by voting for or against the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers of Energen Corporation, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the Company’s 2013 Proxy Statement.”

Required Vote

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for and against, this proposal.

This proposal allows our shareholders to express their opinions regarding the decisions of the ORC on the prior year’s annual compensation to the named executive officers. Although your vote on this matter is advisory in nature and therefore will not be binding upon the Company, the ORC or the Board of Directors, your advisory vote will serve as an additional tool to guide the Board of Directors and the ORC in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOR QUALIFICATION OF ENERGEN’S ANNUAL INCENTIVE COMPENSATION PLAN FOR PURPOSES OF SECTION 162(m)

In January 2002, the Company’s shareholders approved an Annual Incentive Compensation Plan (as heretofore amended, the “AICP”). The AICP provides for performance–based incentive compensation to be paid to the Company’s executive officers and key employees.

Proposal

In December 2012, the Board of Directors adopted amendments to the AICP. The amendments incorporate the concepts of cause and change in control utilized in the Company’s Stock Incentive Plan and Severance Compensation Agreements (as described beginning on page 27 of this proxy statement), expand the termination of employment language to provide for the payment of a target bonus if an executive is terminated following a change in control, and revise the performance objectives criteria to provide a more detailed list of performance objectives for use by the ORC.

The Company is required to resubmit the AICP for shareholder approval periodically so that the AICP may continue to qualify as performance–based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which provides the Company with an exception from the $1 million limitation on its federal income tax deduction for certain compensation paid under the AICP (as described in more detail below) otherwise imposed by Section 162(m).

The Board of Directors believes that the qualification of the AICP under Section 162(m) of the Code is in the best interests of the Company and its shareholders. The addition of the change in control provisions is intended to harmonize the Company’s policies with respect to payments upon termination following a change in control, and reflect policies in place with respect to the Company’s Stock Incentive Plan and Severance Compensation Agreements. The proposed revisions to the list of performance objectives criteria reflects the desire of the Board to motivate and reward the Company’s executive officers and key employees by using performance measures closely tailored to the Company’s performance across its business segments.

Summary of the AICP

The following summary of the AICP does not contain all of the terms and conditions of the AICP and is qualified in its entirety by reference to the AICP, a copy of which is filed as Appendix C to this proxy statement. Interested shareholders may also obtain a copy of the AICP via mail or e–mail by contacting the Company’s Investor Relations department at 800–654–3206.

Purpose. The purpose of the AICP is to increase shareholder value and the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the Company’s objectives. The AICP is also designed so that awards under the AICP may qualify as “performance–based” compensation under Section 162(m) of the Code to the greatest extent practicable. Under Section 162(m), the Company may be denied a federal income tax deduction for compensation paid to the Company’s Chief Executive Officer or any of the four other most highly compensated executive officers to the extent that any of these persons receives more than $1 million of compensation from the Company in any one year. However, compensation paid by the Company that is “performance–based” under Section 162(m) may be excepted from the $1 million limitation. The AICP allows the Company to pay incentive compensation that under most circumstances will be performance–based and, therefore, fully deductible on the Company’s federal income tax return.

Eligibility. The ORC selects the employees of the Company (and its affiliates) who will be eligible to receive awards under the AICP, including highly–paid executives such as the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, the Company’s General Counsel, the President and Chief Operating Officer of Energen Resources Corporation and the President and Chief Operating Officer of Alabama Gas Corporation (the “Covered Employees”). The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because the ORC has discretion to select the participants. In 2012, 26 employees participated in the AICP. The projected number of participants for 2013 is 27.

Administration. The AICP is administered by a committee that shall be either the ORC or any subcommittee thereof consisting of not less than two members of the Board of Directors each of whom is an “outside director” within the meaning of Section 162(m). The ORC has the power to determine (i) which eligible employees will be participants, (ii) the performance objectives with respect to any awards made thereunder, (iii) subject to the limitations set forth in the AICP, the terms and conditions of all awards made thereunder, and (iv) subject to the maximum limitations set forth in the AICP, the amount of compensation that may be payable to any participant upon the attainment of the applicable performance objectives.

Target Awards and Performance Objectives. For each performance period, the ORC assigns each participant a target award and performance objectives that must be achieved prior to an award actually being paid to a participant. The ORC may also specify a minimum acceptable level of achievement relative to the performance objectives, as well as one or more additional higher levels of achievement, and a formula to determine the percentage of the award earned by the participant upon the attainment of each level of achievement. The participant’s target award is expressed as either a cash amount or a percentage of the participant’s salary. The performance objectives may be based on one or more of the following criteria, in either absolute or relative terms, for the Company or any subsidiary business unit:

•	total shareholder return;

•	return on assets, return on equity and return on capital employed;

•

measures of profitability such as earnings per share, corporate or business unit net income, net income before extraordinary or one-time items, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, or earnings before interest, taxes, depreciation, amortization and exploration expense;

•	cash flow measures;

•	gross or net revenues or gross or net margins;

•	levels of operating expense or other expense items reported on the income statement;

•

oil and/or gas reserves, reserve growth, production, production growth, production replacement, either absolute or on an appropriate per unit basis (e.g. reserve or production growth per diluted share);

•

efficiency or productivity measures such as annual or multi-year average finding costs, absolute or per unit operating and maintenance costs, lease operating expenses, operating and maintenance expenses;

•	measures of selected operations activities such as number of wells drilled or number of miles of pipe installed;

•	satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the ORC defining “satisfactory”;

•	debt ratios or other measures of credit quality or liquidity;

•	strategic asset sales or acquisitions in compliance with specific criteria set in advance by the ORC;

•	measures of distribution system, throughput, customer count, use per customer and burner tip count and capital expenditure;

•	measures of customer satisfaction and customer service; and

•	measures of safety (collectively, the “Performance Objectives”).

The ORC may also provide, at the time the Performance Objectives are established, for adjustments to such Performance Objectives to exclude the effect of any one or more of the following events that may occur during any performance period:

•	asset write-downs, sales and dispositions;

•	litigation, claims, judgments or settlements;

•	the effect of changes in law, regulation, accounting principles or other provisions affected reported results;

•	accruals for reorganization and restructuring programs;

•	material changes to invested capital from pension and post-retirement benefits-related items and similar non-operational items; and

•

any extraordinary, unusual, non-recurring or non-comparable items: (i) as described in Accounting Standards Codification No. 225; (ii) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to shareholders for the applicable year; or (iii) as publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period, such as non-cash mark-to-market gains and losses on open derivative contracts.

Performance Objectives set on a per share basis, such as earnings or cash flow per share shall be appropriately adjusted to reflect changes in outstanding shares resulting from stock dividends, splits or combinations or mergers, reorganizations or similar transactions.

The ORC may use criteria different from or supplemental to the Performance Objectives for participants who are not Covered Employees. As a result, if a participant who is not a Covered Employee at the time his or her Performance Objectives are established by the ORC becomes subject to Section 162(m) as of the last day of the year due to a promotion or pay increases, and such participant receives awards which were not based on the Performance Objectives, such awards may not qualify for the exception from Section 162(m) limitations on deductibility. The Performance Objectives selected by the ORC for each performance period will be established within 90 days of the commencement of each performance period (or at such later time as may be permitted under Section 162(m) of the Code).

Actual Awards. After the performance period ends, the ORC shall determine and certify in writing the extent to which the pre-established Performance Objectives were actually achieved or exceeded. At its discretion, the ORC may reduce a participant’s earned incentive by up to 25%. The AICP limits actual awards to a maximum of $2.5 million per person in any performance period, even if the formula used otherwise indicates a larger award. Actual awards are paid in cash in a lump sum, except to the extent that all or a portion of such payments are deferred and credited to a participant’s account under the Company’s 1997 Deferred Compensation Plan. If a participant’s employment is terminated for any reason other than cause after the end of a performance period but before payment of incentives with respect to such performance period, the participant shall remain entitled to payment of incentives, if any, earned for such performance period; however, a termination for cause shall terminate such participant’s right to any incentive payments for such completed performance period. If, prior to the end of a performance period in which a change in control has not occurred, a participant’s employment terminates due to the participant’s death, disability or retirement under the terms of any retirement plan maintained by the Company or any subsidiary, the participant shall receive an incentive equal to the amount the participant would have received as an incentive if the participant had remained an employee through the end of the performance period multiplied by a fraction which reduces the award in proportion to the amount of time remaining in the performance period. If a participant’s employment is terminated for any other reason during a performance period, the participant shall receive no incentive payment for such performance period unless the ORC, in its discretion, determines to pay such participant (other than a participant terminated for cause) up to a pro rata incentive payment. “Cause” is defined in the AICP as a termination based on any of the following: (1) the willful and continued failure by the participant to substantially perform the participant’s duties (other than any such failure resulting from participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the participant specifically identifying the manner in which the participant has not substantially performed the participant’s duties; (2) the engaging by the participant in willful misconduct which is demonstrably injurious to the Company monetarily or otherwise; or (3) the conviction of the participant of a felony.

Change in Control. The AICP includes a definition of change in control identical to the definition utilized in the Company’s Stock Incentive Plan and Severance Compensation Agreements, a discussion of which appears in this proxy statement beginning on page 27. If, prior to the last day of a performance period in which a change in control has occurred, (1) a participant’s employment is terminated as a result of the participant’s death, disability or retirement under the terms of any retirement plan maintained by the Company or any subsidiary, or (2) after the occurrence of the change in control, the participant’s employment is otherwise involuntarily terminated other than for cause, including a termination for good reason entitling the participant to severance compensation under a Severance Compensation Agreement, such participant shall receive an incentive payment equal to the participant’s target incentive for the performance period multiplied by a fraction which reduces the award in proportion to the amount of time remaining in the performance period. If a participant’s employment is terminated for any other reason during a performance period in which a change in control occurs, the participant shall receive no incentive payment for such performance period unless the ORC, in its discretion, determines to pay such participant (other than a participant terminated for cause) up to a pro rata incentive payment.

Amendment and Termination. The Board of Directors of the Company or the ORC may amend, suspend, discontinue or terminate the AICP at any time; provided, however, that no such amendment, suspension, discontinuation or termination (i) shall adversely affect the rights of any participant in respect of any performance period which has already commenced or (ii) shall be effective without shareholder approval sufficient to continue to qualify amounts payable under the AICP to Covered Employees as performance-based compensation under Section 162(m) of the Code.

Federal Income Tax Treatment

Payments made under the AICP will be taxable to the recipients thereof when paid, subject to income and wage tax withholding, and the Company or the affiliate of the Company that employs or employed the recipient will generally be entitled to a federal income tax deduction in the fiscal year for which the amount is paid.

Stock Compensation Plans

The following table summarizes information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued for Outstanding Options and Performance Share Awards	Weighted Average Exercise Price	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders*	1,648,475	$47.58	4,288,140

Equity compensation plans not approved by security holders	—	—	—

Total	1,648,475	$47.58	4,288,140

*	These plans include 3,418,881 shares associated with the Stock Incentive Plan, 162,904 shares associated with the Directors Stock Plan and 706,355 shares associated with the Deferred Compensation Plan.

Awards to Certain Individuals and Groups

Awards under the AICP are determined based on actual performance, so future actual awards (if any) cannot now be determined. The following table indicates the amounts that would be payable for the 2013 fiscal year under the AICP to each of the individuals and each of the groups listed below if the annual performance of the Company and its subsidiaries meet the threshold, target or maximum performance factors established by the ORC at the beginning of the 2013 fiscal year. Amounts paid to the named executive officers for the 2012 fiscal year are reflected in column (g) of the Summary Compensation Table beginning on page 30 of this proxy statement. Non-employee directors do not participate in the AICP.

2013 Plan Benefits

Name of Individual and Position	Threshold Dollar Value($)	Target Dollar Value($)	Maximum Dollar Value($)
McManus, II, James T. Chairman and Chief Executive Officer	422,625	805,000	1,549,625
Porter, Jr., Charles W. Vice President, Chief Financial Officer and Treasurer	157,500	300,000	577,500
Richardson, John S. President of Energen Resources Corporation	187,000	374,000	748,000
Reynolds, Dudley C. President of Alabama Gas Corporation	103,950	151,200	217,350
Woodruff, J. David General Counsel and Secretary	93,188	177,500	341,688
All current executive officers as a group (6 persons)	1,001,013	1,877,700	3,568,913
All current directors who are not executive officers as a group (10 persons)	-0-	-0-	-0-
All employees (excluding executive officers) as a group (21 persons)	980,803	1,803,050	3,368,266

Section 162(m) of the Code

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any year (not including amounts deferred) to a corporation’s chief executive officer and to the four other most highly compensated executive officers (“covered employees”). However, compensation paid by the Company that is “qualified performance–based compensation” under Section 162(m) may be excepted from the $1 million limitation.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter is required to approve the AICP for purposes of Section 162(m) of the Code.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE QUALIFICATION OF THE COMPANY’S ANNUAL INCENTIVE COMPENSATION PLAN UNDER SECTION 162(m) OF THE CODE.

PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR ONE-YEAR TERMS RATHER THAN STAGGERED THREE-YEAR TERMS FOR THE MEMBERS OF OUR BOARD OF DIRECTORS

Background of Proposal

The Company’s Restated Certificate of Incorporation presently provides that the Board of Directors is divided into three classes, with each class elected every three years. At the 2012 annual meeting, the Company’s shareholders approved an advisory shareholder proposal requesting that the Board of Directors take the necessary steps to declassify the Board and elect the directors annually. The Board of Directors is proposing, and recommends that the shareholders approve, amendments to provide for the annual election of all directors.

The Board, assisted by its Governance and Nominations Committee, has reviewed the advantages and disadvantages of maintaining the classified board structure. The Board of Directors considered the views of the proponents of board declassification. These shareholders believe that classified boards have the effect of reducing the accountability of directors to shareholders because shareholders are unable to evaluate and elect all directors on an annual basis. They are also concerned that a classified board could frustrate, to the detriment of shareholders, the efforts of a bidder to acquire control of the Company or a challenger to engage successfully in a proxy contest to unseat incumbent directors. The Board gave considerable weight to the approval at the 2012 annual meeting of the advisory shareholder proposal discussed above.

The Board also considered benefits of retaining the classified board structure, which has a long history in corporate law. By their nature, the Company’s two lines of business – oil and gas exploration and production and natural gas distribution – involve long-term planning and capital-intensive investment over multiple business cycles. The Board considered the argument that a classified board helps assure that, at all times, we have experienced directors with an understanding of our history and knowledge of our operations, management, and strategy. This, in turn, provides continuity and stability in pursuing our business strategies and policies and provides a long-term perspective. The Board also considered that a three-year term strengthens our ability to recruit talented leadership and is appropriate in light of the time commitment and responsibilities that a director position entails.

A classified board could afford the Company and its shareholders an additional measure of protection against hostile and unsolicited takeover attempts that do not offer fair value to all shareholders. It provides the time and leverage necessary for our directors to evaluate and consider the fairness of any takeover proposal, consider alternative proposals, and ultimately negotiate the best possible results for shareholders. However, while a classified board enhances our Company’s ability to negotiate more favorably in the face of a hostile takeover effort and to protect long-term shareholders from abusive takeover tactics, it does not prevent unsolicited takeover proposals or the consummation of such transactions. The Board also considered that even without a classified board, the Company has defenses that work together to discourage a would-be acquirer from proceeding with a proposal that undervalues the Company and to assist the Board in responding to such proposals. These defenses include other provisions of the Company’s Restated Certificate of Incorporation and bylaws as well as certain provisions of Alabama corporation law.

The Board believes it is important to maintain appropriate defenses to inadequate takeover bids, but also important to retain shareholder confidence by demonstrating that it is accountable and responsive to shareholders. After balancing these interests, the Board has decided to submit this proposal to eliminate the classified board structure.

Summary of Proposal

The Board of Directors is proposing, and recommends that the shareholders approve, amendments to provide for the annual election of all directors. If approved, this proposal would become effective upon the filing of an amendment to the Company’s Restated Certificate of Incorporation, which the Company would do promptly after shareholder approval is obtained. Directors elected prior to the effectiveness of the amendments would stand for election for one-year terms once their then-current terms expire. This means that directors whose terms expire at the 2014 and 2015 annual meetings of shareholders would be elected for one-year terms and, beginning with the 2016 annual meeting, all directors would be elected for one-year terms at each annual meeting. In the case of any vacancy on the Board of Directors occurring after the filing of the amendment to the

Company’s Restated Certificate of Incorporation, including a vacancy resulting from an increase in the number of directors or vacancies created by resignation, removal or death, the vacancy would be filled by the Board of Directors with the new director to serve a term ending at the next annual meeting. The Restated Certificate of Incorporation presently provides for the number of directors to be between nine (9) and fifteen (15) persons. Alabama law provides that a Board of Directors which is divided into classes, as is presently the case with the Company’s Board of Directors, must have a minimum of nine (9) directors. As the Board of Directors will no longer be subject to the requirement of a having minimum number of directors if the proposed amendment is approved, the proposed amendment also provides that the minimum number of directors be reduced from nine (9) directors to seven (7) directors. Except for decreasing the minimum number of directors, however, this proposal would not effect a change in the present number of directors or the Board’s authority to change that number and to fill any vacancies or newly-created directorships.

The Restated Certificate of Incorporation also presently provides that (i) the provisions of Section 10.01 regarding, among other matters, the number, election and terms of the Board of Directors, including the provisions which provide for the Board of Directors be divided into classes, may only be amended or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the shares of the Company then entitled to vote for the election of directors, and (ii) directors may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the shares of the Company then entitled to vote for the election of directors. The proposed amendment would eliminate the provision of the Restated Certificate of Incorporation that the provisions of Section 10.01 of the Restated Certificate of Incorporation may not be amended or repealed except by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the shares of the Company then entitled to vote for the election of directors (and certain cross-references to such provisions in other sections of the Restated Certificate of Incorporation). If the proposal is adopted, any such amendment or repeal would, under Alabama law, then require for approval that the votes cast favoring such amendment or repeal exceed the votes cast opposing such amendment or repeal by each voting group entitled to vote on such amendment or repeal at a meeting of shareholders at which a quorum of each voting group entitled to vote on such amendment or repeal is present. The proposed amendment, if adopted, would also change the required vote to remove a director with or without cause to the affirmative vote of the holders of at least a majority of the voting power of all of the shares of the Company then entitled to vote for the election of directors.

The proposal also amends Section 10.01(c) of the Restated Certificate of Incorporation relating to the continuation in office of directors whose terms have expired until their successors have been elected and qualified to conform such section to the current language of the Alabama Business Corporation Act. No substantive modification of such provision is intended by such amendment.

Text of Amendments

Article X of the Company’s Restated Certificate of Incorporation contains the provisions that will be affected if this proposal is adopted. This article, set forth in Appendix D to this proxy statement, shows the proposed changes with deletions indicated by strike-outs and additions indicated by underlining.

Required Vote

The affirmative vote of the holders of at least 80 percent of the outstanding common shares is needed to pass this proposal.

Recommendation

The Board of Directors recommends a vote “FOR” the proposal to amend the Company’s restated certificate of incorporation to provide for, AMONG OTHER THINGS, one-year terms for the members of our board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 within specified time frames with the SEC, and to provide us with copies of all forms filed.

We believe, based on a review of Forms 3, 4 and 5 furnished to us, that, during fiscal 2012, our executive officers, Directors and 10% shareholders complied in full with all applicable Section 16(a) filing requirements, except that administrative errors led to the late filing or amendment of a Form 4 to report a transaction for each of David Wilson, Russell Lynch, John Richardson and Jay Grinney.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in our proxy statement and form of proxy, proposals of shareholders intended to be presented at the 2014 Annual Meeting must be received at the Company’s principal executive offices no later than November 27, 2013. If a shareholder desires to bring other business before the 2014 Annual Meeting without including such proposal in the Company’s proxy statement, the shareholder must notify the Company in writing no earlier than December 24, 2013 and no later than January 24, 2014. Shareholders who wish to nominate individuals to serve on the Board of Directors must follow the requirements set forth in Section 1.11 of the Company’s Bylaws. In order to be eligible to nominate a person for election to our Board of Directors a shareholder must (i) comply with the notice procedures set forth in the Bylaws and (ii) be a shareholder of record on the date of giving such notice as well as on the meeting date. To be timely, any shareholder who wishes to make a nomination to be considered at the 2014 Annual Meeting must deliver the notice specified by our Bylaws between December 24, 2013 and January 24, 2014. The Bylaws contain a number of substantive and procedural requirements which should be reviewed by any interested shareholder. Shareholder proposals and director nominations should be directed to J. David Woodruff, Secretary, Energen Corporation, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707.

COSTS OF PROXY SOLICITATION

The entire cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company, including the expense of preparing, printing and mailing this proxy statement. In addition to mailing proxies to shareholders, we may solicit proxies by personal interview or by telephone or electronic mail. We will request brokerage houses and other custodians and fiduciaries to forward at our expense soliciting materials to the beneficial owners of stock held of record by them. We have engaged Okapi Partners, LLC of New York to assist in the solicitation of proxies of brokers and financial institutions and their nominees. This firm will be paid a fee of $7,000, plus out-of-pocket expenses.

ENERGEN CORPORATION

/s/ J. T. McManus, II
Chairman of the Board

Birmingham, Alabama

March 27, 2013

Appendix A

The following peer groups are referred to on page 21 of the proxy statement.

CUSTOM PEER GROUP DATA BASE

AGL Resources Inc.	Pioneer Natural Resources Co
Atmos Energy Corp	Plains Exploration & Production Co
Cabot Oil & Gas Corp	Questar Corp
Cimarex Energy Co	Quicksilver Resources Inc
Comstock Resources Inc	Range Resources Corp
Denbury Resources Inc	SM Energy Co
EQT Corp	Southwestern Energy Co
Forest Oil Corp	Ultra Petroleum Corp
MDU Resources Group Inc	Vectren Corp
Newfield Exploration Co	WGL Holdings Inc
Noble Energy Inc	Whiting Petroleum Corp
Oneok Inc	Williams Companies Inc
Piedmont Natural Gas Co Inc

OIL AND GAS DATA BASE

Anadarko Petroleum	Irving Oil Commercial G.P.
Apache	Magellan Midstream Partners
BG US Services	Marathon Oil
Devon Energy	MDU Resources
EnCana Oil & Gas USA	Murphy Oil
Enterprise Products Partners	Noble Energy
EQT Corporation	Occidental Petroleum
Exterran	Schlumberger
Fluor	Targa Resources
Hess	Tesoro
Hunt Consolidated	Transocean
ION Geophysical

ENERGY SECTOR DATA BASE

Abraxas Petroleum Corp	Citation Oil & Gas Corporation
Afren Resources USA, Inc	Cobalt International Energy
Anadarko Petroleum	ConocoPhillips
Apache Corporation	Davis Petroleum Corp.
Atlas Energy, L.P.	Denbury Resources, Inc
Baytex Energy USA Ltd.	Devon Energy
BHP Billiton Petroleum	EDF Trading Resources, LLC
BreitBurn Energy Partners LP	El Paso Corporation – Exploration & Production
BreitBurn Energy Partners LP – Eastern Division	Encana Oil & Gas
BreitBurn Energy Partners LP – Orcutt Facility	Endeavour International Corp
BreitBurn Energy Partners LP – West Pico Facility	Endeavour North America
BreitBurn Energy Partners LP – Western Division	Energen Corp
BreitBurn Energy Partners LP – Western Div – California Operations	Enerplus Resources (USA) Corporation
BreitBurn Energy Partners LP – Western Div – Florida Operations	EnerVest Energy Partners, LP
BreitBurn Energy Partners LP – Western Div – Wyoming Operations	EnerVest Operating, LLC
BreitBurn Management Company	EnerVest, Ltd.
Burnett Oil Co., Inc.	Eni US Operating Company Inc.
Chesapeake Energy	EOG Resources, Inc.
Cimarex Energy Co.	Equal Energy US Inc.
EXCO Resources, Inc.
EXCO Resources, Inc. – EXCO Appalachia
EXCO Resources, Inc. – EXCO East TX/LA

A-1

Fasken Oil and Ranch, Ltd.	Occidental Petroleum Corp
Forest Oil Corporation	Oxy – Thums Long Beach
Halcón Resources Corp	Parallel Petroleum LLC
Hess Corporation	PDC Energy
Hilcorp Energy Company	Pioneer Natural Resources USA, lnc.
Hunt Consolidated – Hunt Oil Company	Plains Exploration and Production Company
ION Geophysical Corp	Premier Natural Resources
J-W Energy Company – J-W Operating Company	QEP Resources
JX Nippon Oil Exploration	Quicksilver Resources Inc.
Kosmos Energy	R. Lacy Services, Ltd.
Laredo Petroleum	Range Resources Corporation
Legacy Reserves, LP	Repsol Services Company
Legend Natural Gas, LLC	Resolute Natural Resources, Co.
Linn Energy, LLC	RKl Exploration & Production, LLC
Marathon Oil Corp	Rosewood Resources, Inc.
McMoRan Exploration Co.	Southwestern Energy Company
MCX Exploration (USA), Ltd.	Talisman Energy USA, Inc.
MDU Resources Group	Tellus Operating Group, LLC
Mitsui E&P USA LLC	TOTAL E&P USA, Inc
Murphy Oil Corporation	Unit Corporation
Newfield Exploration	Unit Petroleum Company
Nexen Petroleum USA, Inc.	Verado Energy, Inc.
Noble Energy, Inc.	Whiting Petroleum Corporation

UTILITY INDUSTRY DATA BASE

AES	Northwestern Energy
Allete	NSTAR
Alliant Energy	NV Energy
Ameren	NW Natural
American Electric Power	OGE Energy
Atmos Energy	Pacific Gas & Electric
Avista	Pepco Holdings
Black Hills	Pinnacle West Capital
CenterPoint Energy	PNM Resources
CH Energy Group	Portland General Electric
CMS Energy	PPL
Consolidated Edison	Progress Energy
Dominion Resources	Public Service Enterprise Group
DTE Energy	SCANA
Duke Energy	Sempra Energy
Edison International	Southern Company Services
El Paso Electric	South Jersey Gas
Entergy	TECO Energy
EQT Corporation	UGI
Exelon	UIL Holdings
FirstEnergy	UniSource Energy
Idaho Power	Unitil
Integrys Energy Group	Vectren
MDU Resources	Westar Energy
MGE Energy	Wisconsin Energy
NextEra Energy	Xcel Energy
Northeast Utilities

A-2

Appendix B

Reconciliation of Non-GAAP Financial Measures

The United States Securities and Exchange Commission requires public companies, such as Energen Corporation (“Energen”), to reconcile Non-GAAP (GAAP refers to generally accepted accounting principles) financial measures to related GAAP measures. Adjusted Net Income is a Non-GAAP financial measure that excludes certain non-cash mark-to-market derivative financial instruments and a commodity price-related write-down of natural gas properties. Energen believes that excluding the impact of these items is more useful to analysts and investors in comparing the results of operations and operational trends between reporting periods and relative to other oil and gas producing companies.

	Year-to-Date Ended 12/31/2012
Consolidated Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (GAAP)	253.6	3.51
Non-cash mark-to-market gains (net of $21.6 tax)	(37.2)	(0.52)
Non-cash write-down of natural gas properties (net of $8.1 tax)	13.4	0.19

Adjusted Net Income (Non-GAAP)	229.7	3.18

	Year-to-Date Ended 12/31/2011
Consolidated Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (GAAP)	259.6	3.59
Non-cash mark-to-market losses (net of $14.2 tax)	23.4	0.32

Adjusted Net Income (Non-GAAP)	283.0	3.91

Note: Amounts may not sum due to rounding

B-1

Appendix C

ENERGEN CORPORATION

ANNUAL INCENTIVE COMPENSATION PLAN

(As Amended Effective January 1, 2013)

1.	PURPOSE.

The purposes of the Plan are to enable the Company and its subsidiaries to attract, retain, motivate and reward qualified executive officers and key employees by providing them with the opportunity to earn incentive compensation linked to the Company’s performance. The Plan contains provisions intended to allow such incentives to be structured in a manner that qualifies for the performance-based exception to Section 162(m) of the Internal Revenue Code.

2.	DEFINITIONS.

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Cause” Termination of employment for “Cause” shall mean termination based on any of the following:

(1)	The willful and continued failure by the Participant to substantially perform the Participant’s duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant specifically identifying the manner in which the Participant has not substantially performed the Participant’s duties;

(2)	The engaging by the Participant in willful misconduct which is demonstrably injurious to the Company monetarily or otherwise; or

(3)	The conviction of the Participant of a felony.

(c)	“Change in Control” means the occurrence of any one or more of the following:

(1)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13(d)-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (1) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change in Control;

(2)

Individuals who, as of January 1, 2013, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company (the “Board of Directors”); provided, however that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(3)	Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets, of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; and

(4)	In addition to the above described Changes in Control, a Subsidiary Transaction (defined below) will constitute a Change in Control with respect to a Participant to the extent specified below. A “Subsidiary Transaction” is a transaction that results in securities representing 80% or more of the voting interests in a Subsidiary or substantially all of a Subsidiary’s assets being transferred to an entity not controlled by or under common control with Energen.

(i)	A Subsidiary Transaction involving a disposition of the Company’s largest Subsidiary or the assets of the Company’s largest Subsidiary will constitute a Change in Control if immediately prior to such transaction the Participant was an officer or employee of the Company or the Company’s largest Subsidiary. The largest Subsidiary is determined by net book value of property, plant and equipment.

(ii)	A Subsidiary Transaction involving a disposition of Energen Resources Corporation or its assets will constitute a Change in Control if immediately prior to the transaction the Participant was an officer or employee of Energen Resources Corporation.

(iii)	A Subsidiary Transaction involving a disposition of Alabama Gas Corporation or its assets will constitute a Change in Control if immediately prior to the transaction the Participant was an officer or employee of Alabama Gas Corporation.

(d)	“Committee” shall mean the Officers Review Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof comprised of two or more directors each of whom is an “outside director” within the meaning of Section 162(m).

(e)	“Company” shall mean Energen Corporation.

(f)	“Covered Employee” shall mean (i) the Company’s Chief Executive Officer and (ii), subject to change from time to time at the discretion of the Committee, the Company’s Chief Financial Officer, the Company’s General Counsel, the Chief Operating Officer of Alabama Gas Corporation, and the Chief Operating Officer of Energen Resources Corporation.

(g)	“Participant” shall mean those executive officers and key employees of the Company or a Subsidiary designated by the Committee as participants under the Plan.

(h)	“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Section 162(m).

(i)	“Plan” shall mean the Energen Corporation Annual Incentive Compensation Plan, as set forth herein and as it may be amended from time to time.

(j)	“Plan Year” shall mean the fiscal year of the Company or such other period as may be determined by the Committee.

(k)	“Section 162(m)” shall mean Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(l)	“Subsidiary” shall mean and include any corporation other than the Company which is included in the affiliated group of the Company, as such term is defined in Section 1504 of the Code, without regard to Section 1504(b)

3.	ADMINISTRATION.

The Committee shall administer and interpret the Plan. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

4.	TERMS AND CONDITIONS OF INCENTIVES.

4.1 ESTABLISHMENT OF PERFORMANCE OBJECTIVES AND INCENTIVE OPPORTUNITY.

Within 90 days of the commencement of each Plan Year (or such later time as may be permitted for performance-based compensation under Section 162(m)), the Committee shall establish written performance objectives and a cash incentive opportunity for each Participant chosen to receive an incentive for such Plan Year. At the time of setting the performance objectives, the Committee shall specify the formula to be used in calculating each of the criteria on which an incentive is based and their relative weights. The incentive opportunity shall be expressed as an amount of cash or percentage of salary. The Committee may also specify a minimum acceptable level of achievement of the relevant performance objectives, as well as one or more additional levels of achievement, and a formula to determine the percentage of the incentive opportunity earned by the employee upon attainment of each such level of achievement. The performance objectives and incentive opportunity relating to any particular incentive need not be the same as those relating to any other incentive, whether made at the same or a different time. The Committee may delegate to the Chief Executive Officer of the Company the establishment and measurement of such performance objectives for Participants who are not Covered Employees.

4.2 PERFORMANCE OBJECTIVES CRITERIA.

(a) Criteria. The performance objectives for Participants who are Covered Employees shall be specific, measurable goals set by the Committee, may include multiple objectives and may be based on one or more operational or financial criteria. In setting the performance objectives, the Committee shall select from one or more of the following criteria (the “Section 162(m) Criteria”) in either absolute or relative terms, for the Company or any subsidiary business unit:

(1)	total shareholder return;

(2)	return on assets, return on equity or return on capital employed;

(3)	measures of profitability such as earnings per share, corporate or business unit net income, net income before extraordinary or one-time items, earnings before interest and taxes, earnings before interests, taxes, depreciation and amortization, or earnings before interest, depreciation, amortization, taxes and exploration expense;

(4)	cash flow measures;

(5)	gross or net revenues or gross or net margins;

(6)	levels of operating expense or other expense items reported on the income statement;

(7)	oil and/or gas reserves, reserve growth, production, production growth, production replacement, either absolute or on an appropriate per unit basis (e.g. reserve or production growth per diluted share);

(8)	efficiency or productivity measures such as annual or multi-year average finding costs, absolute or per unit operating and maintenance costs, lease operating expenses, operating and maintenance expenses;

(9)	measures of selected operations activities such as number of wells drilled or number of miles of pipe installed;

(10)	satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee defining “satisfactory”;

(11)	debt ratios or other measures of credit quality or liquidity;

(12)	strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee.

(13)	Measures of distribution system throughput, customer count, use per customer and burner tip count; and capital expenditure.

(14)	measures of customer satisfaction and customer service; and

(15)	measures of safety.

(b) Adjustments. When provided for by the Committee at the time the performance objectives are established, the performance objectives may be adjusted to exclude the effect of any of one or more of the following events that occur during the Performance Period:

(1) asset write-downs, sales and dispositions;

(2) litigation, claims, judgments or settlements;

(3) the effect of changes in law, regulation, accounting principles or other provisions affecting reported results;

(4) accruals for reorganization and restructuring programs;

(5) material changes to invested capital from pension and post-retirement benefits-related items and similar non-operational items; and

(6) any extraordinary, unusual, non-recurring or non-comparable items:

(i) as described in Accounting Standards Codification No. 225,

(ii) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or

(iii) as publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period; such as non-cash mark-to-market gains and losses on open derivative contracts.

(c) Per Share Adjustments. Performance objectives set on a per share basis such as earnings or cash flow per share shall be appropriately adjusted to reflect changes in outstanding shares resulting from stock dividends, splits or combinations or mergers, reorganizations or similar transactions.

(d) Non-Covered Employees. The performance objectives for Participants who are not Covered Employees may be based on Section 162(m) Criteria or on criteria different from or supplemental to the Section 162(m) Criteria.

4.3 EARNING OF INCENTIVE, INDIVIDUAL MAXIMUM. Promptly after the date on which the necessary information for a particular Plan Year becomes available, the Committee shall determine the extent to which the incentive opportunity for such Plan Year has been earned through the achievement of the relevant performance objectives by each Participant who was granted an incentive for such Plan Year. At its discretion, the Committee may reduce a Participant’s earned incentive by up to 25%. The Committee shall certify in writing the earned incentives adjusted for any discretionary reductions. Notwithstanding the terms of any incentive, the maximum incentive under this Plan to any individual for any one Plan Year shall not exceed $2.5 million.

4.4 PAYMENT OF INCENTIVES. Promptly after the Committee has certified in writing that an incentive has been earned and any discretionary reductions, such incentives shall be paid in cash in a lump sum, provided, that any amounts, the payment of which has been deferred under the Energen Corporation 1997 Deferred Compensation Plan or any successor plan, shall be credited to the Participant’s account in accordance with the terms of that plan.

4.5 TERMINATION OF EMPLOYMENT – COMPLETED PLAN YEAR. If Participant’s employment is terminated for any reason (including death, disability or retirement) other than Cause after the end of a Plan Year but before payment of incentives for such Plan Year, the Participant shall remain entitled to payment of incentives, if any, earned for such Plan Year. A Participant whose employment is terminated for Cause after the end of a Plan Year but before payment of incentives for such Plan Year shall not receive payment of any incentive for the completed Plan Year.

4.6 TERMINATION OF EMPLOYMENT – PARTIAL PLAN YEAR – NO CHANGE IN CONTROL. If prior to the last day of a Plan Year during which a Change in Control does not occur (a “Routine Plan Year”), a Participant’s employment terminates as a result of the Participant’s death, disability, or retirement under the terms of any retirement plan maintained by the Company or a Subsidiary, such Participant shall receive an incentive equal to the amount that the Participant would have received as an incentive if such Participant had remained an employee through the end of the Plan Year multiplied by a fraction, the numerator of which is the number of days that elapsed during the Plan Year in which the termination occurs prior to and including the date of the Participant’s termination of employment and the denominator of which is the number of days in the full Plan Year (a “pro rata incentive”). If a Participant’s employment terminates for any other reason during a Routine Plan Year, then no incentive shall be payable to the Participant for such Plan Year, provided, that at its discretion, the Committee may determine to pay such Participant (other than a Participant terminated for cause) up to a pro rata incentive.

4.7 TERMINATION OF EMPLOYMENT – PARTIAL PLAN YEAR – WITH CHANGE IN CONTROL. If prior to the last day of a Plan Year during which a Change in Control occurs (a “Change in Control Plan Year”),

i. a Participant’s employment terminates as a result of the Participant’s death, disability, or retirement under the terms of any retirement plan maintained by the Company or a Subsidiary, or

ii. after the occurrence of the Change in Control, the Participant’s employment is otherwise involuntarily terminated other than for Cause, including a termination for good reason entitling the Participant to severance compensation under a written change in control severance compensation agreement between the Company or a Subsidiary and the Participant;

such Participant shall receive an incentive equal to the Participant’s target incentive for the Plan Year multiplied by a fraction, the numerator of which is the number of days that elapsed during the Plan Year in which the termination occurs prior to and including the date of the Participant’s termination of employment and the denominator of which is the number of days in the full Plan Year (a “pro rata incentive”). If a Participant’s employment terminates for any other reason during a Change in Control Plan Year, then no incentive shall be payable to the Participant for such Plan Year, provided, that at its discretion, the Committee may determine to pay such Participant (other than a Participant terminated for cause) up to a pro rata incentive.

5.	GENERAL PROVISIONS.

5.1 EFFECTIVENESS OF THE PLAN. Subject to the approval by the holders of the Common Stock at the 2002 Annual Meeting of Stockholders, the Plan shall be effective with respect to Plan Years beginning on or after January 1, 2002.

5.2 AMENDMENT AND TERMINATION. The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant in respect of any Plan Year which has already commenced and no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation under Section 162(m).

5.3 NO RIGHT OF CONTINUED EMPLOYMENT. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries.

5.4 NO LIMITATION TO CORPORATION ACTION. Nothing in this Plan shall preclude the Committee or the Board, as each or either shall deem necessary or appropriate, from authorizing the payment of compensation outside the parameters of the Plan, including, without limitation, base salaries, incentives under any other plan of the Company and/or its Subsidiaries (whether or not approved by stockholders), any other incentives (whether or not based on the attainment of performance objectives) and retention or other special payments.

5.5 NONALIENATION OF BENEFITS. Except as expressly provided herein, no Participant shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan except by will or the laws of descent and distribution.

5.6 WITHHOLDING. Any amount payable to a Participant under this Plan shall be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required at law to deduct and withhold from such payment.

5.7 SEVERABILITY. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

5.8 GOVERNING LAW. The Plan shall be construed in accordance with and governed by the laws of the State of Alabama, without reference to the principles of conflict of laws.

5.9 HEADINGS. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

Appendix D

Proposed Amendment to the Company’s Restated Certificate of Incorporation

The proposed changes to Article X of the Company’s Restated Certificate of Incorporation are shown below compared to the current Article. Additions are indicated by underlining and deletions are indicated by strike-outs.

X.	Board of Directors:

10.01 (a) Number, election and terms. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a Board of Directors which, except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, shall consist of not less than nineseven (97) nor more than fifteen (15) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. At the Directors elected by the stockholders of the Corporation at annual meeting meetings of the stockholders of the Corporation held in 1985, the directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class of directors to expire at prior to the annual meeting of stockholders to be held in 2014 shall hold office for the terms to which they were elected by the stockholders at such annual meetings. Commencing with the annual meeting of stockholders of the Corporation to be held in 1986, the term of office of the second class of directors to expire at the annual meeting of stockholders of the Corporation to be held in 1987 and the term of office of the third class of directors to expire at the annual meeting of stockholders of the Corporation to be held in 1988. At each annual meeting of stockholders of the Corporation following such initial classification and election 2014, and except as otherwise so fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, directors elected by the stockholders of the Corporation, including directors elected to succeed those directors whose terms expire are expiring at such annual meeting, shall be elected to hold office for a term of office to expire expiring at the third succeeding next annual meeting of stockholders of the Corporation after their election.

(b) Vacancies and Newly Created Directorships. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any vacancy occurring in the Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director elected by the directors to fill a vacancy, including a director being elected to fill a vacancy of a director whose term does not expire at the next annual meeting of the stockholders of the Corporation, shall be elected to serve until the next annual meeting of stockholders. Any directorship to be filled by reason of an increase in the number of directors shall be filled by election at an annual meeting or at a special meeting of stockholders called for that purpose, unless applicable law then permits such directorship to be filled by the affirmative vote of a majority of the remaining directors (even though less than a quorum of the Board of Directors). No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(c) Continuance in Office. Notwithstanding the foregoing provisions of Section 10.01 hereof, any director whose term of office has expired shall continue to hold office until his Despite the expiration of a director’s term, such director continues to serve until such director’s successor shall be is elected and qualify qualified or until there is a decrease in the number of directors.

(d) Removal. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least eighty percent (80%) a majority of the voting power of all of the shares of the Corporation then entitled to vote for the election of directors.

(e) Amendment, repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the shares of the Corporation then entitled to vote for the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, Section 10.01 hereof.

10.02 In furtherance, not in limitation, of the powers conferred upon the Board of Directors by statute, the Board of Directors is expressly authorized, without any vote or other action by stockholders other than such as at the time shall be expressly required by statute applicable to such action, to exercise in a manner not inconsistent with any of the provisions of the Certificate of Incorporation all of the powers, rights and privileges of the Corporation (whether expressed or implied in this Certificate of Incorporation or conferred by statute) and do all acts and things which may be done by the Corporation, and particularly, among other things:

(a) Subject to Section 9.06 of Article IX and paragraph (e) of Section 10.01 hereof, to make, alter and repeal Bylaws of the Corporation, subject to the power of the stockholders to alter or repeal Bylaws made by the Board of Directors, which action by the directors shall fully protect third parties in dealing with the Corporation; provided, however, that the Board of Directors may not alter, amend or repeal any Bylaw establishing what constitutes a quorum at any meeting of the stockholders of the Corporation;

(b) To determine, subject to the provisions of Article IX hereof, whether any, and if any, what part, of the net income of the Corporation or of its net assets in excess of its capital shall be declared in dividends and paid to the stockholders and whether or not in cash or capital stock of the Corporation or in other property, and generally to determine and direct the use and disposition of any such net income or any such excess of net assets over capital; and to fix the times for the declaration and payment of dividends;

(c) From time to time, to fix the amount to be reserved over and above the capital stock of the Corporation paid in and to determine and direct how amount so reserved shall be used;

(d) To determine from time to time at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of stockholders; and no stockholders shall have any right to inspect any account or book or document of the Corporation except as conferred by the laws of the State of Alabama or authorized by resolution of the Board of Directors or of the stockholders;

(e) From time to time, and without other limit as to amount, except as may be provided in a resolution or resolutions adopted by the stockholders of the Corporation, to borrow or otherwise raise moneys for any of the purposes of the Corporation; to authorize the issue of bonds, debentures, notes, or other obligations of the Corporation, of any nature, or in any manner, and to authorize the creation of mortgages upon, or the pledge or conveyance or assignment in trust of, the whole or any part of the property of the Corporation, real or personal, whether at the time owned or thereafter acquired, including contract rights, to secure the payment of any of such bonds, debentures, notes or other obligations and the interest thereon; and to authorize the sale or pledge or other disposition of such bonds, debentures, notes or other obligations of the Corporation for its corporate purposes;

(f) To provide, subject to the requirements of law and the bylaws of the Corporation, for the holding of stockholders and Directors meetings within or without the State of Alabama at such places as may be from time to time designated by resolution of the Board of Directors and to provide for an office or offices and for the keeping of the books of the Corporation (subject to the provisions of the statute) within or without the State of Alabama;

(g) By resolution adopted by majority vote of all the Directors of the Corporation as at the time fixed by its bylaws, to designate three or more of their number to constitute an executive committee, which, to the extent provided in such resolution or in the bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it, and by like resolution, from time to time, to constitute other committees out of their number, with such powers as shall be provided in such resolutions or in the bylaws of the Corporation;

(h) Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting, if prior to such action a written consent thereto is signed by all members of the Board or such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee;

(i) To exercise such further powers as may be conferred by the bylaws of the Corporation in addition to the powers and authority expressly conferred in the foregoing or by law.

ENERGEN CORPORATION

605 Richard Arrington, Jr. Blvd. North

Birmingham, Alabama 35203-2707

(205) 326-2700